UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

GENPACT LIMITED

(Name of Registrant as Specified In Its Charter)

None

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 4, 2010

Dear Fellow Shareholder:

I am pleased to invite you to attend the 2010 Annual General Meeting of Shareholders of Genpact Limited to be held on Tuesday, April 6, 2010 at the offices of Genpact Limited located at 105 Madison Avenue, 2nd Floor, New York, New York 10016. The Annual General Meeting will commence at 10 a.m. Eastern Daylight time.

At the annual meeting, we expect to consider and act upon the following matters:

(1)    To elect twelve (12) directors to hold office until the next annual election and until their successors are duly elected and qualified;

(2)    To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)    To transact such other business as may properly come before the meeting or any adjournment thereof.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2010 Annual General Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Voting by proxy will ensure your representation at the Annual General Meeting if you do not attend in person. Please review the instructions on the enclosed proxy card regarding each of your voting options.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder meeting to be held on April 6, 2010. The proxy statement and annual report to shareholders are available at www.genpact.com.

Thank you for your ongoing support of and continued interest in Genpact.

Sincerely,

Pramod Bhasin

President and Chief Executive Officer

GENPACT LIMITED

Canon’s Court

22 Victoria Street

Hamilton HM

Bermuda

NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on April 6, 2010

The 2010 Annual General Meeting of Shareholders of Genpact Limited, which is referred to herein as the annual meeting or the meeting, will be held on Tuesday, April 6, 2010, at the offices of Genpact Limited located at 105 Madison Avenue, 2nd Floor, New York, New York 10016. The annual meeting will commence at 10 a.m. Eastern Daylight time and the following matters will be considered and acted upon at the annual meeting:

(1)    To elect twelve (12) directors to hold office until the next annual election and until their successors are duly elected and qualified;

(2)    To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)    To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 1, 2010 are entitled to vote at the annual meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the annual meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You can also submit your proxy to vote your shares over the Internet as provided in the instructions set forth on the proxy card. Your prompt response will ensure that your shares are represented at the annual meeting. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the annual meeting.

BY	Order of the Board of Directors,

Victor F. Guaglianone Corporate Secretary

March 4, 2010

i

ii

GENPACT LIMITED

Canon’s Court

22 Victoria Street

Hamilton, HM 12

Bermuda

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

April 6, 2010

This proxy statement contains information about the 2010 Annual General Meeting of Shareholders of Genpact Limited, which we refer to in this proxy statement as the annual meeting or the meeting. The annual meeting will be held on Tuesday, April 6, 2010, at the offices of Genpact Limited located at 105 Madison Avenue, 2nd Floor, New York, New York 10016. The annual meeting will commence at 10 a.m. Eastern Daylight time.

This proxy statement is furnished by the board of directors of Genpact Limited, which is also referred to as Genpact or the Company in this proxy statement, in connection with the solicitation of proxies for use at the annual meeting and at any adjournment of the annual meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of the matters set forth in the Notice of 2010 Annual General Meeting. A shareholder may revoke any proxy at any time before it is exercised by giving our Secretary written notice to that effect either before or at the annual meeting by signing and submitting another proxy with a later date or by attending the meeting in person and voting such holder’s shares.

Our Annual Report to Shareholders, including our Annual Report on Form 10-K, for the fiscal year ended December 31, 2009 is being mailed to shareholders with the Notice of 2010 Annual General Meeting and this proxy statement on or about March 8, 2010.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the United States Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any shareholder upon written request to Genpact Limited, 105 Madison Avenue, 2nd Floor, New York, New York 10016, Attention: Corporate Secretary.

IMPORTANT INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and act on the following matters:

1.    To elect twelve (12) directors to hold office until the next annual election and until their successors are duly elected and qualified.

2.    To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.    To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Who can vote?

To be able to vote, you must have been a shareholder of record at the close of business on March 1, 2010. This date is the record date for the annual meeting.

Shareholders of record at the close of business on March 1, 2010 are entitled to vote on each proposal at the annual meeting. The number of outstanding common shares entitled to vote on each proposal at the meeting is 218,005,122.

How many votes do I have?

Each common share of Genpact that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many common shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and submit your proxy so your vote is cast as soon as possible.

How do I vote?

If you are a record holder of Genpact shares, you may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the annual meeting. If you hold your shares in “street name”, refer to the information below on how to vote your shares.

You may submit your proxy to vote by mail.    You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote FOR Proposals 1 and 2.

You may submit your proxy to vote over the Internet.    If you have Internet access, you may submit your proxy to vote your shares from any location in the world by following the “Electronic Voting Instructions” set forth on the enclosed proxy card.

You may vote in person.    If you attend the meeting at the location set forth in the accompanying Notice of 2010 Annual General Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting. If you attend the meeting in person you will need to bring an acceptable form of photo identification, such as a driver’s license or passport.

Can I change my vote after I have mailed my proxy card or after I have submitted my proxy to vote my shares over the Internet?

Yes. You can revoke your proxy and change your vote at any time before the polls close at the meeting by doing any one of the following things:

•	signing and delivering another proxy with a later date to our Corporate Secretary at Genpact Limited, 105 Madison Avenue, 2nd Floor, New York, New York 10016 USA;

•	submitting another proxy to vote with a later date over the Internet;

•	giving our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on April 6, 2010. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What constitutes a quorum?

In order for business to be conducted at the annual meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals described in the accompanying Notice of 2010 Annual General Meeting, we will have a quorum if at least two shareholders are present in person or by proxy who hold or represent more than 50 percent of the outstanding shares entitled to vote, or at least 109,002,562 shares.

Common shares represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the annual meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast. There is no cumulative voting in the election of directors. The election of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” are not counted as votes cast and will not affect the voting results on any proposals. If the proposal for the election of a director nominee does not receive the required majority of the votes cast, then the director will not be elected and the position on the board of directors that would have been filled by the director nominee will become vacant. The board of directors has the ability to fill any vacancy upon the recommendation of its nominating and governance committee.

How will votes be counted?

Each common share will be counted as one vote according to the instructions contained on a properly completed proxy, whether submitted by mail, over the Internet, or on a ballot voted in person at the annual meeting. Shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter, or (2) the shares are broker non-votes. If the shareholder signs and submits but does not indicate voting instructions on the proxy card, the proxies will have the authority to vote for proposals 1 and 2.

Who will count the votes?

An independent vote tabulator will count the votes. Computershare has been appointed by the board of directors as the independent Inspector of Election and will determine the existence of a quorum, validity of proxies and ballots, and certify the results of the voting.

How does the board of directors recommend that I vote on the proposals?

The board of directors recommends that you vote:

FOR the election of the twelve directors listed under Proposal 1 to hold office until the next annual election and until their successors are duly elected and qualified; and

FOR the ratification and approval of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Will any other business be conducted at the meeting or will other matters be voted on?

The board of directors does not know of any other matters that may properly come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy by mail or through the Internet, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in a current report on Form 8-K within four business days of the 2010 annual meeting.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2011 annual general meeting?

Our bye-laws contain advance notice procedures with regard to shareholder proposals not related to director nominations. If you are interested in submitting a proposal for inclusion in the proxy statement for the 2011 annual general meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for our 2011 Annual General Meeting of Shareholders at our New York City office as set forth below no later than November 8, 2010.

Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of our outstanding common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Bermuda law generally requires that notice of such a proposal must be deposited at our registered office not less than six weeks before the date of the meeting.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the shareholder proposes to bring before the meeting:

•

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our bye-laws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such shareholder on whose behalf the proposal is made;

•	the name and record address of the shareholder;

•	the class and number of shares of our share capital which are owned and of record by the shareholder;

•

a representation that the shareholder is a holder of record of our shares entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to approve or adopt the business proposal, or otherwise to solicit proxies from shareholders in support of such proposal.

Our bye-laws also contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that any shareholder entitled to vote for the election of directors may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given to our corporate secretary not later than (i) with respect to an election to be held at an annual general meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting or not later than ten days after notice or public disclosure of the date of the annual meeting is given or made available to shareholders, whichever date is earlier, and (ii) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the shareholder giving the notice and the owner on whose behalf the nomination is made, including:

•	the name and record address of the shareholder and the owner;

•	the class and number of shares of our share capital which are owned and of record by the shareholder;

•

a representation that the shareholder is a holder of record of our shares entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•

a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to elect the nominee, or otherwise to solicit proxies from shareholders in support of such nomination.

As to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act; and

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Any proposals, nominations or notices should be sent to:

Genpact Limited

105 Madison Avenue, 2nd Floor

New York, New York 10016

Attention: Corporate Secretary

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We are initially soliciting these proxies by mail, but our directors, officers and selected other employees may also solicit proxies by telephone, e-mail or by other means of communication without additional remuneration. Directors, officers and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common shares that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Will the 2009 financial statements be presented to the annual meeting?

Yes. At the annual meeting we will present the audited consolidated financial statements for the fiscal year ended December 31, 2009, as required by Bermuda law. Copies of these financial statements are included in our Annual Report to Shareholders, which we are delivering to you with this proxy statement.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is available on our website at www.genpact.com and is being distributed with the Annual Report to Shareholders. If you would like a copy of our Annual Report on Form 10-K, we will send you one without exhibits at no charge. Please contact:

Genpact Limited

105 Madison Avenue, 2nd Floor

New York, New York 10016

Attention: Corporate Secretary

Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, as a part of this proxy statement nor is it incorporated herein.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address: Genpact Limited, 105 Madison Avenue, 2nd Floor, New York, New York 10016, Attention: Corporate Secretary. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or by telephone on (646) 624-5900.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common shares as of February 24, 2010 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding common shares;

•	each director;

•	each executive officer named in the Summary Compensation Table under the heading “Information about Executive and Director Compensation”; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common shares subject to options that are currently exercisable or exercisable within 60 days of February 24, 2010 are deemed to be outstanding and beneficially owned by the person holding such options. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 217,964,109 common shares of Genpact Limited outstanding on February 24, 2010.

Name of Beneficial Owner(2)	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Principal Securityholders:
Genpact Investment Co. (Bermuda) Limited(3)	106,832,699	49.01
GE Capital (Mauritius) Holdings Ltd.(4)	39,947,364	18.33
Wells Fargo & Company(5)	14,342,978	6.58
Directors and Executive Officers:
Pramod Bhasin(6)	3,620,255	1.66
Vivek N. Gour(7)	30,529	*
N.V. Tyagarajan(8)	741,988	*
Patrick Cogny(9)	51,894	*
Robert Pryor(10)	64,000
Rajat Kumar Gupta(11)	238,642	*
Charles E. Alexander	—	—
John Barter(12)	81,631	*
Steven A. Denning(3)(13)	106,857,572	49.03
Mark F. Dzialga(3)(14)	106,857,572	49.03
Douglas M. Kaden(3)	106,832,699	49.01
Jagdish Khattar(15)	44,772	*
James C. Madden(16)	81,405	*
Denis J. Nayden(3)(17)	106,857,572	49.03
Robert G. Scott(18)	65,124	*
A. Michael Spence(19)	81,405	*
Current Directors and Executive Officers as a group (21 persons)(20)	5,708,162	2.60

*	Shares represent less than 1% of common shares.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.

(2)	Unless noted otherwise, the business address of each beneficial owner is c/o Genpact Limited, Canon’s Court, 22 Victoria Street, Hamilton, HM, Bermuda.

(3)

Genpact Investment Co. (Bermuda) Limited. is an investment vehicle owned by various General Atlantic and Oak Hill related investment entities. Includes 53,416,350 common shares that may be deemed to be beneficially owned as follows: 37,999,323 shares by General Atlantic Partners (Bermuda), L.P., 11,370,204 shares by GAP-W International, L.P., 667,704 shares by GapStar, LLC, 2,636,097 shares by GAP Coinvestments III, LLC, 687,468 shares by GAP Coinvestments IV, LLC and 55,553 shares by GAPCO GmbH & Co. KG.

Also includes 53,416,350 common shares that may be deemed to be beneficially owned as follows: 12,206,704 shares by Oak Hill Capital Partners (Bermuda), L.P., 313,020 shares by Oak Hill Capital Management Partners (Bermuda), L.P., 33,745,779 common shares beneficially owned by Oak Hill Capital Partners II (Cayman), L.P., 1,238,191 shares by Oak Hill Capital Management Partners II (Cayman), L.P. and 5,912,656 shares by Oak Hill Capital Partners II (Cayman II), L.P.

The general partner of each of Oak Hill Capital Partners (Bermuda), L.P. and Oak Hill Capital Management Partners (Bermuda), L.P. is OHCP GenPar (Bermuda), L.P. Its general partner is OHCP MGP Partners (Bermuda), L.P. and its general partner is OHCP MGP (Bermuda), Ltd. OHCP SLP (Bermuda), Ltd. exercises voting and dispositive control over the shares held by Oak Hill Capital Partners (Bermuda), L.P. and Oak Hill Capital Management Partners (Bermuda), L.P. The general partner of each of Oak Hill Capital Partners II (Cayman), L.P., Oak Hill Capital Management Partners II (Cayman), L.P. and Oak Hill Capital Partners II (Cayman II), L.P. is OHCP GenPar II (Cayman), L.P. Its general partner is OHCP MGP Partners II (Cayman), L.P. and its general partner is OHCP MGP II (Cayman), Ltd. OHCP SLP II (Cayman), Ltd. exercises voting and dispositive control over the shares held by Oak Hill Capital Partners II (Cayman), L.P., Oak Hill Capital Management Partners II (Cayman), L.P. and Oak Hill Capital Partners II (Cayman II), L.P. Figures presented in this footnote have been rounded and as a result do not equal the total number of shares owned by Genpact Investment Co. (Bermuda) Limited.

Messrs. Denning and Dzialga are Managing Directors of General Atlantic LLC and may therefore be deemed to share voting and dispositive power with respect to the shares held by the General Atlantic entities. Messrs. Denning and Dzialga disclaim any beneficial ownership of any shares owned by the General Atlantic entities.

Mr. Nayden is a managing partner of Oak Hill Capital Management, LLC and a director of OHCP SLP II (Cayman), Ltd., and Mr. Kaden is a partner of Oak Hill Capital Management, LLC. They may therefore be deemed to share voting and dispositive power with respect to the shares held by the Oak Hill entities. Messrs. Kaden and Nayden disclaim any beneficial ownership of any shares owned by the Oak Hill entities.

The business address of each investment entity affiliated with General Atlantic LLC is Three Pickwick Plaza, Greenwich, CT 06830. The business address of the Oak Hill Partnerships is 201 Main Street, Suite 1620 Fort Worth, TX 76102.

(4)	Includes 39,928,342 and 19,022 common shares beneficially owned by GE Capital (Mauritius) Holdings Ltd. and GE Capital International (Mauritius), respectively, each of which is a subsidiary of the General Electric Company. The business address of GE Capital (Mauritius) Holdings Ltd. and GE Capital International (Mauritius) is Les Cascades Building, Edith Cavell Street, Port-Louis, Mauritius.

(5)	Includes common shares beneficially owned by Wells Fargo Bank, N. A., Wells Fargo Advisors, LLC, Wells Fargo Funds Management, LLC, WIH Holdings, Wachovia Bank, N. A., Evergreen Investment Management Company, LLC, and Calibre Advisory Services, Inc., all of which are subsidiaries of Wells Fargo & Company. The business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163.

(6)	This amount includes options to purchase 3,303,000 common shares owned by Mr. Bhasin that are exercisable within 60 days and 317,255 common shares held directly by Mr. Bhasin.

(7)	This amount includes options to purchase 27,900 common shares owned by Mr. Gour that are exercisable within 60 days and 2,629 common shares held directly by Mr. Gour.

(8)	This amount includes options to purchase 694,400 common shares owned by Mr. Tyagarajan that are exercisable within 60 days and 47,588 common shares held directly by Mr. Tyagarajan.

(9)	This amount includes options to purchase 51,894 common shares owned by Mr. Cogny that are exercisable within 60 days.

(10)	This amount includes options to purchase 64,000 common shares owned by Mr. Pryor that are exercisable within 60 days.

(11)	This amount includes options to purchase 238,642 common shares owned by Mr. Gupta that are exercisable within 60 days.

(12)	This amount includes options to purchase 81,631 common shares owned by Mr. Barter that are exercisable within 60 days.

(13)	This amount includes options to purchase 24,873 common shares owned by Mr. Denning that are exercisable within 60 days.

(14)	This amount reflects options to purchase 24,873 common shares owned by Mr. Dzialga that are exercisable within 60 days.

(15)	This amount includes options to purchase 44,772 common shares owned by Mr. Khattar that are exercisable within 60 days.

(16)	This amount includes options to purchase 81,405 common shares owned by Mr. Madden that are exercisable within 60 days.

(17)	This amount includes options to purchase 24,873 common shares owned by Mr. Nayden that are exercisable within 60 days.

(18)	This amount includes options to purchase 65,124 common shares owned by Mr. Scott that are exercisable within 60 days.

(19)	This amount includes options to purchase 81,405 common shares owned by Mr. Spence that are exercisable within 60 days.

(20)	This amount does not include shares beneficially owned by the General Atlantic entities or the Oak Hill Partnerships, as to which Messrs. Denning, Dzialga, Kaden and Nayden may be deemed to share voting and dispositive power as a result of their respective relationships with the relevant entities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common shares to file with the SEC initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of copies of reports filed with the SEC and except as set forth in the above table, we do not believe that there are currently any beneficial owners of more than ten percent of our common shares.

Based solely on our review of copies of reports filed by our directors and executive officers with the SEC or written representations from such persons pursuant to Item 405 of Regulation S-K, we believe that during the fiscal year ended December 31, 2009, all filings required to be made by our directors and executive officers pursuant to Section 16(a) with respect to Genpact Limited securities were made in accordance with Section 16(a).

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors currently consists of twelve members. The nominating and governance committee of the board of directors has recommended to the board of directors, and the board of directors has nominated, the twelve persons listed in the table below for election as directors with terms expiring at the 2010 annual meeting. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the twelve nominees, to serve for one-year terms, and in each case until their successors are elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the board of directors.

The following paragraphs provide information as of the date of this proxy statement about each member of our board of directors.

The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he has served as a director in the past five years. Information about the number of common shares beneficially owned by each director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships among any of the directors and executive officers of Genpact. Messrs. Denning, Dzialga, Kaden and Nayden serve on our board as designees of Genpact Investment Co. (Bermuda) Limited (“GICo”), the investment vehicle of General Atlantic LLC and Oak Hill Capital Partners, pursuant to the shareholders agreement described in “Certain Relationships and Related Party Transactions—Shareholders Agreement.” Other than such arrangement, no arrangements or understandings exist between any director or any person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Name	Age	Position(s)
Pramod Bhasin	58	President, Chief Executive Officer and Director
Rajat Kumar Gupta	61	Chairman
Charles Alexander	56	Director
John Barter	63	Director
Steven A. Denning	61	Director
Mark F. Dzialga	45	Director
Douglas M. Kaden	38	Director
Jagdish Khattar	67	Director
James C. Madden	48	Director
Denis J. Nayden	55	Director
Robert G. Scott	64	Director
A. Michael Spence	66	Director

Pramod Bhasin is our President and Chief Executive Officer. Mr. Bhasin founded our business in 1997 while employed by the General Electric Company (“GE”). Prior to 1997, he served in various positions at GE, including as Chief Financial Officer for GE Capital’s Corporate Finance Group. Mr. Bhasin became one of our directors in January 2005.

Rajat Kumar Gupta became one of our directors in April 2007 and was appointed as the Chairman of our board of directors in April 2007. As non-executive Chairman of the board he also serves as the presiding director at all executive sessions of our non-management directors. From July 2005 to April 2007, he was an advisory director. He currently serves as the Senior Partner Emeritus at McKinsey & Company, where he has served in various positions, including as Senior Partner Worldwide from 2003 to 2007 and Managing Director Worldwide from 1994 to 2003. He is also a director on the boards of AMR Corporation, The Goldman Sachs Group, Inc., Harman International Industries, Incorporated and The Procter & Gamble Company.

Charles Alexander has served as one of our directors since May 2009. In deciding to invite Mr. Alexander to join our board, the nominating and governance committee in particular focused on Mr. Alexander’s experience and contacts in Europe. Mr. Alexander was employed by the General Electric Company until August 2008, where he was President of GE Capital Europe from 1999 through August 2008 and GE’s UK National Executive from 2001 through August 2008.

John W. Barter has served as one of our directors since July 2005. From 2000 to 2001, he served as the Chief Financial Officer and a Director of Kestrel Solutions, Inc., a privately-owned company established to develop and bring to market a new product in the telecommunications industry. Kestrel Solutions, Inc. filed a voluntary petition for bankruptcy in 2002. From 1994 to 1997, he was the Executive Vice President of Allied Signal, Inc. and President of Allied Signal Automotive. He is also a director on the boards of Dice Holdings, Inc and SRA International, Inc. He was a director on the board of Lenovo Group Limited from 2005 to 2010.

Steven A. Denning became one of our directors in January 2005. Mr. Denning is the Chairman and a Managing Director of General Atlantic LLC, a private equity firm, and has been with General Atlantic (or its predecessor) since 1980. He is also a director on the boards of IHS Inc. and Thomson Reuters Corporation. Within the past five years he was also a director on the boards of Hewitt Associates, Inc. (2004-2009), Eclipsys Corporation (1996-2007) and SRA International, Inc. (2002-2006).

Mark F. Dzialga became one of our directors in January 2005. Since 1998, he has been a Managing Director of General Atlantic LLC, a private equity firm. He is also a director on the board of Emdeon Business Services, LLC. He was also a director on the board of Hexaware Technologies Limited from 2006 to 2009.

Douglas M. Kaden became one of our directors in October 2009. He is a Partner of Oak Hill Capital Management, LLC, a private equity firm. Mr. Kaden was also a director on the board of RSC Holdings, Inc. from 2006 to 2010.

Jagdish Khattar became one of our directors in June 2007. From 1999 to 2007, he was the Managing Director and Chief Executive Officer of Maruti Udyog Limited, a publicly listed automobile manufacturer in India.

James C. Madden became one of our directors in January 2005. Since January 2007, he has been a General Partner at Accretive LLC, a private equity firm. From 2005 to January 2007, he was a Special Advisor of General Atlantic LLC, a private equity firm. From 1998 to 2004, he was the Chairman and Chief Executive Officer of Exult, Inc.

Denis J. Nayden became one of our directors in January 2005. He has been a Managing Partner of Oak Hill Capital Management, LLC since 2003. Prior to 2003, he was Chairman and Chief Executive Officer of GE Capital (2000 to 2002) and had a 25-year tenure at the General Electric Company. Mr. Nayden is also a director of RSC Holdings, Inc.

Robert G. Scott became one of our directors in April 2006. From 2001 to 2003, he served as President and Chief Operating Officer at Morgan Stanley. He also serves as an advisory director at Morgan Stanley and since January 2010 he has been a director on the board of NYSE Euronext.

A. Michael Spence became one of our directors in April 2005. He is a senior advisor to Oak Hill Capital Management, serves on the Advisory Board for Oak Hill Investment Management Partners and is the chairman of an independent commission on growth in developing countries. He is a professor emeritus at the Graduate School of Business at Stanford University where he served as Professor of Management until August 2000 and Dean from 1990 to August 1999. From 1975 to 1990, he was a professor of economics and business administration at Harvard Business School and the Harvard University Faculty of Arts and Sciences, as well as Dean of the Faculty of Arts and Sciences from 1984 to 1990. In 2001, he received the Nobel Prize in Economic Sciences. Dr. Spence is also a director of MercadoLibre, Inc. He was a director on the board of General Mills, Inc. from 1992 to 2007.

Board Recommendation

The board of directors believes that approval of the election of all nominees is in our best interests and the best interests of our shareholders and therefore recommends a vote FOR these nominees.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Genpact is managed for the long-term benefit of its shareholders. The board of directors has adopted corporate governance guidelines to assist the board of directors in the exercise of its duties and responsibilities and to serve the best interests of our Company and our shareholders. These guidelines, which provide a framework for the conduct of the board of director’s business, provide, among other things, that:

•

the principal responsibility of the directors is to exercise their business judgment to promote the long-term interests of the Company’s shareholders by providing strategic direction to the Company and overseeing management in the performance of the Company’s business activities;

•

additional responsibilities include reviewing, approving and monitoring significant financial and business strategies as developed by management, evaluating the performance of the Company and its executive officers, approving CEO succession plans and reviewing and approving material transactions and corporate activities not entered into in the ordinary course of business;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors shall meet at least twice a year in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors; and

•

at least annually the nominating and governance committee shall oversee a self-evaluation of the board of directors to determine whether the board of directors and its committees are functioning effectively.

You can access the current charters for our audit committee, compensation committee and nominating and governance committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics at www.genpact.com or we will send you a copy upon request in writing to:

Genpact Limited

105 Madison Avenue, 2nd Floor

New York, New York 10016

Attention: Corporate Secretary

Director Independence

Pursuant to the corporate governance listing standards of the New York Stock Exchange (“NYSE”), a director employed by us cannot be deemed to be an “independent director,” and consequently Mr. Bhasin is not an independent director. The board has determined that none of the other directors has a material relationship with us for purposes of the NYSE corporate governance listing standards and accordingly each is independent under such NYSE standards.

In making its independence determinations the board considered the relationship between our Company and GICo, the investment vehicle through which General Atlantic and Oak Hill own 49% of our outstanding common shares, the fact that Messrs. Denning, Dzialga, Kaden and Nayden serve on our board as designees of GICo pursuant to the terms of the shareholders agreement, the fact that Mr. Nayden is a managing partner of Oak Hill, the fact that Mr. Kaden is a partner of Oak Hill, and the fact that Messrs. Denning and Dzialga are managing directors of General Atlantic. See “Certain Relationships and Related Party Transactions—Shareholders Agreement.”

Director Nomination Process

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the nominating and governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest and the ability to act in the interests of all shareholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. We do not have a formal diversity policy for board membership, but the nominating and governance committee is committed to considering diversity in accordance with its charter.

Shareholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common shares for at least a year as of the date such recommendation is made, to nominating and governance committee, c/o Genpact Limited, 105 Madison Avenue, 2nd Floor, New York, NY 10016. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Board of Directors Meetings and Committees

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board of directors’ primary responsibility is to oversee the management of Genpact and, in so doing, serve the best interests of the Company. Subject to the recommendations of the nominating and governance committee, the board of directors selects, evaluates and provides for the succession of executive officers and the board of directors nominates for election at annual general shareholder meetings individuals to serve as directors of Genpact and elects individuals to fill any vacancies on the board of directors to the extent not filled by shareholders in general meetings. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of Company activity through presentations at board of directors and committee meetings.

The board of directors met, in person or telephonically, nine times in fiscal 2009. During fiscal 2009, except for Mr. Khattar and Mr. Spence, each of our directors attended 75% or more of the total number of meetings of the board of directors and the committees of which such director was a member during the period of time he served on such committee. The board of directors has standing audit, compensation and nominating and governance committees. Each committee has a charter that has been approved by the board of directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Bhasin is the only director who is an employee of Genpact and he does not participate in any meeting at which his compensation is evaluated. All members of all committees are non-employee directors and the board of directors has determined that all of the members of our three standing committees are independent as defined under the rules of the NYSE, and, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Our Corporate Governance Guidelines, which were adopted in connection with our initial public offering, set forth our policy that directors are expected to attend annual general meetings of shareholders. All of our directors except Mr. Spence attended the 2009 annual meeting.

Audit Committee.    The audit committee has responsibility for, among other things:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing:

•	the performance of any registered public accounting firm employed by us to provide audit services, including the firm’s qualifications and independence;

•	the quality and integrity of our accounting and reporting practices and controls, including our financial statements and reports;

•	the performance of our internal audit function; and

•	our compliance with legal and regulatory requirements;

•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•	reporting regularly to our full board of directors with respect to any issues raised by the foregoing; and

•	investigating any matter brought to its attention within the scope of its duties and retaining counsel for this purpose where appropriate.

Our audit committee consists of Messrs. Barter, Khattar, Madden and Scott. Mr. Barter has been determined to be an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K, and to have accounting or related financial management expertise as required by the NYSE listing standards. The audit committee met nine times during fiscal 2009.

Compensation Committee.    Our compensation committee has responsibility for, among other things:

•	reviewing our compensation practices and policies, including equity benefit plans;

•	reviewing and approving performance and compensation for our chief executive officer, chairman of the board of directors, senior executives and directors;

•	reviewing and consulting with our chief executive officer concerning selection of officers, performance of individual executives and related matters;

•

reviewing and discussing the management disclosures in our “Compensation Discussion and Analysis” and recommending to the board whether such disclosures shall be included in the appropriate regulatory filing;

•

overseeing our stock plans, incentive compensation plans and any such plans that the board may from time to time adopt and exercising all the powers, duties and responsibilities of the board of directors with respect to such plans;

•	preparing a compensation committee report for inclusion in our proxy statement; and

•	reporting regularly to our full board of directors with respect to any issues raised by the foregoing.

Our compensation committee consists of Messrs. Denning, Dzialga, Nayden and Spence. The compensation committee met four times during fiscal 2009.

Nominating and Governance Committee.    Our nominating and governance committee has responsibility for, among other things:

•	making recommendations as to the size, composition, structure, operations, performance and effectiveness of our board of directors;

•	establishing criteria and qualifications for membership on our board of directors and its committees;

•	assessing and recommending to our board of directors strong and capable candidates qualified to serve on our board of directors and its committees;

•	developing and recommending to our board of directors a set of corporate governance principles, including independence standards;

•	conducting an annual review and evaluation of our chief executive officer, our board of directors and our board committees;

•	overseeing the succession plans for our chief executive officer and senior management;

•	otherwise taking a leadership role in shaping our corporate governance; and

•	reporting regularly to our full board of directors with respect to any issues raised by the foregoing.

Our nominating and governance committee consists of Messrs. Denning, Gupta, Nayden and Scott. The nominating and governance committee met once during fiscal 2009.

Communicating with the Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by shareholders and other interested parties, and will respond if and as appropriate. The nominating and governance committee, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from shareholders and other interested parties and for providing copies or summaries to the other directors as its members consider appropriate. Our non-executive chairman, Mr. Gupta, is a member of the nominating and governance committee and also serves as the presiding director at all executive sessions of our non-management directors.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the nominating and governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company may receive repetitive or duplicative communications.

Shareholders and interested parties who wish to send communications on any topic to the board of directors should address such communications to:

Board of Directors

Genpact Limited

105 Madison Avenue, 2nd Floor

New York, New York 10016

Attention: Corporate Secretary

Code of Conduct and Ethics

Our board of directors has adopted a code of ethical business conduct applicable to our directors, officers and employees in accordance with applicable rules and regulations of the SEC and the New York Stock Exchange. The code of ethics is posted on our web site at www.genpact.com under the heading “Investors—Corporate Governance.” We will also provide a copy of the code of ethics to shareholders upon request. We disclose any material amendments to the code of ethics, as well as any waivers for executive officers or directors, on our web site.

Report of the Audit Committee

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2009 and has discussed these financial statements with our management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, KPMG, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from Genpact.

Based on its discussions with management and the independent registered public accounting firm, and its review of the information provided by management and the independent registered public accounting firm, the audit committee recommended to our board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee of the Board of Directors

John Barter, Chair

Jagdish Khattar

James C. Madden

Robert G. Scott

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Genpact Limited is a participant, the amount involved exceeds $1,000,000 (or such lower threshold as our audit committee may from time to time determine), and one of our officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in the Company’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

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interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and a transaction that is specifically contemplated by provisions of our charter or bye-laws.

Shareholders Agreement

The shareholders agreement, as amended, among us, certain affiliates of GE (collectively referred to as GE), General Atlantic, Oak Hill and Wells Fargo & Company (“Wells Fargo”), as successor in interest by merger to Wachovia Corporation, and together with GE, General Atlantic and Oak Hill (the “Shareholders”) provides that GICo, the investment vehicle owned by General Atlantic and Oak Hill, is entitled to nominate four persons to our board of directors, and the Shareholders have agreed to vote their shares to elect such persons. The number of directors that GICo is entitled to appoint is reduced if its ownership in us declines below certain levels and such right ceases if such ownership is below 10% of our outstanding common shares.

In addition, each of the Shareholders is subject to certain restrictions on the transfer of their common shares. GICo, General Atlantic and Oak Hill have agreed not to transfer their shares in us if such transfer would result in a change of control (as defined in the agreement) unless certain conditions are met which require that all outstanding common shares owned by the Shareholders are sold for cash or certain types of marketable securities (or both), provided that a limited number may be exchanged for equity of, or remain outstanding in, the surviving person in certain circumstances. In the event of certain transfers by GICo, each of GE and Wells Fargo has certain co-sale rights which permit them to sell shares to such transferee on the same terms and conditions.

Subject to the restrictions on GICo and GE set forth in the preceding paragraph, any Shareholder may transfer shares (i) to certain affiliates, subject to the restriction on GICo, General Atlantic and Oak Hill described in the next paragraph and (ii) in a registered offering, a sale pursuant to Rule 144 under the Securities Act, or a sale to a placement agent where an immediate resale pursuant to Regulation S or Rule 144A under the Securities Act is contemplated, subject to certain other limitations.

GE has agreed to grant GICo certain rights of first refusal in the event they desire to transfer shares other than to an affiliate or in a registered offering or a sale pursuant to Rule 144.

The agreement grants the Shareholders certain rights to require us to register for public resale under the Securities Act all common shares that they request be registered. In addition, the agreement grants the Shareholders piggyback rights on any registration for our account or the account of another Shareholder. These rights are subject to certain limitations, including customary cutbacks and other restrictions. In connection with our initial public offering or the other registrations described above, we have and will indemnify any selling Shareholders and we will bear all fees, costs and expenses, except underwriting discounts and selling commissions and except that the selling Shareholders will reimburse us for out of pocket expenses in the case of a second demand registration prior to May 3, 2009.

The Agreement also provides certain information rights to the Shareholders and regulates the parties’ conduct concerning corporate opportunities.

Reorganization Agreement

In order to make Genpact Limited the holding company for our business and complete certain other related actions, on July 13, 2007, we entered into a reorganization agreement with the other Shareholders that provided for the Shareholders to exchange their shares in Genpact Global Holdings SICAR S.à.r.l. (“GGH”) and Genpact Global (Lux) S.à.r.l. (“GGL”) for shares of Genpact Limited. The reorganization agreement also provided for the migrations of GGH and GGL from Luxembourg to Bermuda, the assumption by Genpact Limited of stock option plans of GGH and certain other related transactions. GE and GICo also agreed to indemnify us for certain taxes related to GGL.

Our Master Services Agreement with GE

Our Master Services Agreement (“MSA”) with GE is for a term ending December 31, 2016. It can be renewed for a single three-year term upon mutual written agreement with at least twelve months prior written notice. Under the MSA, GE has agreed to purchase a stipulated minimum dollar amount of services or pay us certain costs in lieu thereof. The minimum annual volume commitment is $360 million for each of the nine years beginning January 1, 2005. The annual commitment is then reduced in a phased manner for the final three years of the MSA, with the commitment being $250 million for 2014, $150 million for 2015, and $90 million for 2016. The minimum committed amount is subject to reduction in certain circumstances, including (1) as a result of the termination of any Statements of Work (“SOWs”) by GE for cause, (2) as a result of non-performance of services by us due to certain force majeure events or (3) in certain other circumstances relating to business offered to us by GE that we chose not to perform. In the event that the actual purchased dollar volume for any year falls below the minimum volume commitment, GE has agreed to make certain payments to us. The payments GE is required to pay to us if it does not meet the minimum volume commitment are significantly lower than the amount by which GE’s purchases fall short of that minimum volume commitment. In the event that GE purchases more than the minimum volume commitment in a given year, it is entitled to a limited credit against future shortfalls. In addition, pursuant to the MSA, GE is entitled to include the revenues we receive from certain businesses divested by GE in calculating the minimum annual volume commitment. Our revenues from GE in 2009 were $451.3 million, exceeding by $91.3 million the stipulated minimum annual amount for that year.

Our pricing arrangements with GE vary by SOW and include some time and materials contracts and some fixed price contracts, as well as productivity benefit sharing.

There is no restriction on our ability to provide services to other parties, except that we have agreed not to allow employees who have performed certain software-related services for GE to work on a similar project for companies that GE names in writing as its competitors for a period of 12 months following the completion of such services to GE. We have the right of first opportunity during the term of the MSA to respond to a request for proposal from GE in respect of any business process services that are (1) similar to those already provided to GE, (2) able to be provided by us in India, China, Hungary or Mexico and (3) anticipated to involve an annual purchase dollar volume in excess of $200,000, so long as GE has not previously terminated such services for cause. GE is not prevented from either negotiating or contracting for the outsourcing of services with other parties thereafter.

GE can terminate the MSA for cause, which includes the failure to achieve certain performance standards. GE can also terminate any pre-existing SOW for convenience, but only with a notice period and, in certain cases, the payment of certain amounts. We have agreed to indemnify GE for losses arising from material breaches of any SOW, non-compliance with laws and certain other matters. Our liability is subject to limits in certain cases. We and GE have agreed to mutual non-solicitation of employees until June 2010. In a separate agreement, GE has agreed through December 31, 2009, subject to exceptions, to restrictions on its ability to set up a separate business unit to provide English-language business process services from low-wage countries to certain GE businesses or set up a business that provides outsourcing services from a low-wage country to provide services to third parties.

Our Master Services Agreement with Wells Fargo

Our MSA with Wells Fargo is for a term ending November 30, 2012 and can be renewed by Wells Fargo for a single two-year term. The MSA covers all services to be provided under SOWs and specifies the pricing methodology for all SOWs. We may propose transactional or fixed pricing for new or amended SOWs, but only if such pricing is as favorable to Wells Fargo as the prices computed using the methodology in the MSA. Wells Fargo has agreed to share with us a portion of certain productivity benefits, after certain reimbursements for investments made to facilitate such benefits. Wells Fargo has not agreed to any volume commitment under the MSA. See “—Wells Fargo Securities Purchase Agreement and Ancillary Agreement.”

We are entitled to bid on any business process to be outsourced by Wells Fargo, but Wells Fargo is not required to use our services exclusively. We are obligated to offer Wells Fargo the opportunity to be a pilot client for any advances we have developed in the provision of services substantially similar to the services provided to Wells Fargo. Wells Fargo has agreed not to solicit our employees for 12 months following the termination of the MSA.

Under the MSA, we agree to involve Wells Fargo actively in the selection of employees who perform their services and employees cannot be assigned to certain key positions without Wells Fargo’s consent. We have agreed to pay certain penalties if we do not achieve certain specified milestones while transitioning the work under SOWs or if we do not achieve certain performance levels. Wells Fargo has the right, upon the occurrence of certain force majeure type events and regulatory concerns, to take-over the processes we provide for them. Wells Fargo has the right to benchmark periodically our prices and we must decrease prices if they are found to exceed benchmarked prices beyond certain levels.

Wells Fargo can terminate the MSA or any SOW (1) for cause at any time, (2) in the event of a change of control with six months’ notice and (3) for convenience with at least 180 days’ notice along with the payment of certain costs and charges. Wells Fargo may also terminate the MSA with lesser periods of notice upon the occurrence of certain adverse events or circumstances with respect to us. We have agreed to provide certain services, if so required by Wells Fargo, for up to a year following the termination of any SOW in order to assist with the transition of work back to Wells Fargo. Wells Fargo has agreed to pay certain costs and, in certain circumstances, termination charges, if SOWs are terminated following any extraordinary event that increases or decreases the estimated average monthly usage of resources above a certain limit. Upon termination of the MSA,

Wells Fargo also has the right to purchase, or in certain circumstances lease, any Delivery Centers or equipment used by us to primarily deliver services to them. We have also agreed to indemnify Wells Fargo for losses arising from breaches of any our representations, warranties and covenants, non-compliance with laws and certain other factors. We are also liable for certain operational losses suffered by Wells Fargo as a direct result of a breach by us of our obligations. Our liability is subject to limits in certain cases.

Wells Fargo Securities Purchase Agreement and Ancillary Agreement

Under the ancillary agreement between us and Wells Fargo dated November 30, 2005, as amended on March 26, 2009, Wells Fargo has agreed that if specified MSA revenue levels are not achieved by December 31, 2011, and certain other criteria are not met, Wells Fargo would make a cash payment to us on January 31, 2012. The amount of the payment depends on the MSA revenue levels at such time as well as the price of our common shares at the time of our initial public offering and the movement of an index comprised of the share prices of certain of our competitors.

Tax Matters Agreement

We are party to a tax matters agreement with two of our shareholders, GICo and GE, relating to a series of transactions we refer to as the “2004 Reorganization,” under which our operations that were formerly conducted through various entities and divisions of GE were reorganized and placed under GGH. Under the tax matters agreement, GE indemnifies us and GICo for certain tax liabilities that arose either prior to the 2004 Reorganization or relating to the 2004 Reorganization.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information

Brief biographies of our executive officers follow. You will find information about their beneficial ownership of common shares on page 7 under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Position(s)
Pramod Bhasin	58	President, Chief Executive Officer and Director
Mohit Bhatia	45	Chief Financial Officer*
Vivek N. Gour	47	Chief Financial Officer (former)*
N.V. Tyagarajan	48	Chief Operating Officer
Robert Pryor	51	Executive Vice President, Business Development
Patrick Cogny	43	Chief Executive Officer of Genpact Europe
Mitsuru Maekawa	62	Chief Executive Officer of Genpact Asia
Victor Guaglianone	54	Senior Vice President and General Counsel
Piyush Mehta	41	Senior Vice President, Human Resources
Walter A. Yosafat	49	Senior Vice President, Chief Information Officer and Chief Executive Officer, Americas

*	Mohit Bhatia replaced Vivek Gour on March 1, 2010 as our Chief Financial Officer.

Pramod Bhasin is our President and Chief Executive Officer. Mr. Bhasin founded our business in 1997 while employed by GE. Prior to 1997, he served in various positions at GE, including as Chief Financial Officer for GE Capital’s Corporate Finance Group.

Mohit Bhatia has served as our Chief Financial Officer and Senior Vice President since March 1, 2010. From December 2004 to February 2010 he was the Senior Vice President and Business Leader for our finance and accounting practice. From October 2003 to December 2004 he served as our Chief Financial Officer.

Vivek N. Gour was our Chief Financial Officer and Senior Vice-President from January 2005 to March 1, 2010.

N.V. Tyagarajan has served as our Chief Operating Officer since February 2009. From February 2005 to February 2009, he was our Executive Vice President and Head of Sales, Marketing & Business Development. From October 2002 to January 2005, he was Senior Vice President, Quality and Global Operations, for GE’s Commercial Equipment Finance division. Between 1999 and 2002, he served as our Chief Executive Officer.

Robert Pryor has served as our Executive Vice President and Head of Sales, Marketing & Business Development since February 2009. From January 2007 to January 2009, he was Senior Vice President, Outsourcing Services, for Hewlett Packard Company. Between 2000 and 2006, he served as Chief Executive Officer of Capgemini Americas Outsourcing. From its formation in 2004 through December 2006 he also served as Chief Executive Officer of Capgemini Energy.

Patrick Cogny has served as our Chief Executive Officer of Genpact Europe since 2005. Prior to this, he spent 15 years working for GE in the Healthcare business and in the GE Europe corporate headquarters, in France, the United States and Belgium.

Mitsuru Maekawa has served as our Chief Executive Officer of Genpact Asia since 2002. From 1988 to 2001 he worked for GE Medical Systems, a division of GE Healthcare, where he was General Manager of sales for GE Yokogawa Medical Systems from 1999 to 2001.

Victor Guaglianone has served as our Senior Vice President, General Counsel & Corporate Secretary since January 2007. From 2004 to 2007, he was senior counsel at Holland & Knight LLP. From 2003 to 2004, he served as a commercial arbitrator for the American Arbitration Association. Prior to 2003, he spent 16 years at GE Capital, most recently as Vice President and Associate General Counsel.

Piyush Mehta has served as our Senior Vice President of Human Resources since March 2005. He has worked for us since 2001 as Vice President of Human Resources.

Walter A. Yosafat has served as our Senior Vice President and Chief Information Officer since March 2007. In March 2009, he was appointed Chief Executive Officer, Americas, in addition to his existing duties. From 2001 to February 2007, he was the Chief Information Officer and eBusiness Leader at Trane, an American Standard company.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Chief Executive Officer (referred to as our CEO), our Chief Financial Officer (referred to as our CFO) and our three next most highly paid executive officers as determined under the rules of the SEC. Such individuals are referred to as our named executive officers.

The primary objectives of our compensation program for our executives, including our named executive officers, are to attract, motivate and retain highly talented individuals who are committed to our core values of leadership, performance, passion, innovation, teamwork, integrity and respect. Our compensation program is designed to reward the achievement of our annual, long-term and strategic goals, such as growing revenues, improving operating margins, reducing employee attrition levels and expanding into new geographies and service offerings. It is also designed to align the interests of our executives, including our named executive officers, with those of our shareholders by rewarding performance that exceeds our goals, with the ultimate objective of increasing shareholder value.

Currently, our compensation committee is responsible for reviewing the overall goals and objectives of our executive compensation programs, as well as our compensation plans, and making any changes to such goals, objectives and plans. Our compensation committee bases our executive compensation on the same objectives that guide us in establishing all of our compensation programs:

•	Compensation is based on the individual’s level of job responsibility.

•	Compensation reflects the value of the job in the marketplace. A large part of our operations are based in developing economies where there is significant competition for top talent.

•	Compensation programs are designed to reward performance, both individual and Company.

For 2009, our executive compensation program had three primary components: (a) base salary, (b) annual cash bonus payments, and (c) equity-based compensation. We also provide other benefits and perquisites.

Our compensation committee considers risk when developing our compensation program and believes that the design of our current compensation program does not encourage excessive or inappropriate risk taking. Our base salaries provide competitive fixed compensation, while annual cash bonuses and equity-based awards encourage long-term consideration rather than short-term risk taking.

Our Process

Our compensation committee reviews each component of compensation at least every 15 months with the goal of allocating compensation between long-term and currently paid out compensation and between cash and non-cash compensation, and combining the compensation elements for each executive in a manner we believe best fulfills the objectives of our compensation program.

Our compensation committee is responsible for reviewing the performance of each of our executives, including the named executive officers, approving the compensation level of each of our executives, establishing criteria for granting Company options and other equity awards to our executives and other employees and approving such grants of Company options. Other than with respect to the grants of Company options, which are made from time to time by our compensation committee, each of these tasks is generally performed annually by our compensation committee.

There are no predetermined individual or corporate performance factors or goals that are used by the compensation committee to establish the amounts or mix of any elements of compensation for the named executive officers. Rather, the Company’s compensation committee, which includes experienced directors who serve as members of the boards and compensation committees of other public companies, works closely with our CEO, discussing with him the Company’s overall performance, the CEO’s own performance and his evaluation of and compensation recommendations for the other named executive officers. From time to time, the compensation committee also seeks the advice and recommendations of an independent compensation consultant, including to benchmark certain components of Genpact’s compensation practices against those of its peers, although no such review was completed in 2009. The compensation committee then utilizes its judgment and experience in making all compensation determinations. The compensation committee’s determination of compensation levels is based upon what the members of the committee deem appropriate, considering information such as the factors listed above, as well as input from our CEO and information and advice provided by an independent compensation consultant.

Role of CEO in Compensation Decisions.    After the end of the 2009 fiscal year, the compensation committee and the CEO discussed our business performance, his performance and his evaluation of and cash compensation recommendations for the other executive officers and certain other members of senior management. The compensation committee approved the bonuses for the executive officers and certain other members of senior management, other than the CEO. The compensation committee, without the CEO present, determined the CEO’s bonus award.

Role of Consultants and Advisors in Compensation Decisions.    The compensation committee has the authority to retain and terminate an independent third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During 2009, the compensation committee utilized the services of an executive compensation consulting firm, Frederic W. Cook & Co., Inc. (“F. W. Cook”). F.W. Cook reported directly to the compensation committee. F.W. Cook did not provide any other services to the Company in 2009 and will not do so in the future without the approval of the compensation committee.

In 2009, F.W. Cook assisted us with the design of a potential performance share plan for our executive officers and other senior employees, although no such plan has been adopted to date. Representatives from F.W. Cook interacted with the compensation committee members, members of our human resources staff and in-house legal counsel prior to and following committee meetings.

Compensation Components

Base Salary.    Base salary is provided to ensure that we are able to attract and retain high quality executives. It is intended to provide a fixed level of overall compensation that does not vary annually based on performance or changes in shareholder value, thereby ensuring that our executives can maintain a standard of living commensurate with their skill set and experience. Base salary reflects the experience, knowledge, skills and performance record our executives, including our named executive officers, bring to their positions and the general market conditions in the country in which the executives are located.

Our compensation committee reviews the salaries of our executives, including our named executive officers, at least every 15 months and determines changes in base salaries based on various factors that include the importance of the role in our overall business, performance and potential of the executive, general Company performance and the market practices in the country where the named executive officer is located. In connection with such review, our CEO provides recommendations and rankings of the executives who directly report to him, including our other named executive officers, and the compensation committee considers the CEO’s recommendations in setting base salaries. In January of 2009, our compensation committee approved increases in base salaries for Patrick Cogny and N.V. Tyagarajan, who were the only named executive officers due for a salary review at such time. The increases were consistent with the recommendations of our CEO.

In awarding salary increases to Messrs. Cogny and Tyagarajan, the compensation committee took into consideration the region in which the named executive officer was located, keeping in mind the local inflation, cost of living and competition for talent in these economies. The compensation committee also considered the Company’s financial results for the 2008 fiscal year, each named executive officer’s contribution to Company performance, the terms of the named executive officer’s employment agreement and the individual performance of the named executive officer.

In March 2009, in light of economic uncertainty and market conditions, the CEO recommended to the compensation committee that we cease any salary increases for executives for the remainder of the year. The compensation committee agreed with this recommendation, and accordingly none of our named executive officers or other senior employees received any salary increases from March 2009 through the end of 2009. Mr. Bhasin was our only named executive officer impacted by this decision, as Messrs. Cogny and Tyagarajan received increases in January 2009 as discussed above, and in accordance with Genpact’s practice of reviewing the compensation of executive officers every 15 months, Messrs. Gour and Pryor were not due for base salary reviews in 2009.

Pramod Bhasin.    In December 2007, we amended and restated Mr. Bhasin’s employment agreement with the Company dated as of July 26, 2005. The employment agreement specifies that Mr. Bhasin will receive an annual base salary of not less than U.S. $656,000, effective April 1, 2007. Mr. Bhasin’s base salary was increased to $750,000 on July 1, 2008. In accordance with Genpact’s practice of reviewing the compensation of executive officers every 15 months, Mr. Bhasin was due for a review of his base salary in October 2009. However, in light of a company-wide policy adopted in March 2009 freezing the base salaries of all Company executives, Mr. Bhasin’s base salary was not reviewed in 2009 and he did not receive a base salary increase in 2009. We expect the compensation committee to review Mr. Bhasin’s base salary in 2010. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements With Named Executive Officers.”

Vivek Gour.    We generally do not have employment agreements with our employees except in special cases or where required by local law and we do not have an employment agreement with Mr. Gour. Since October 1, 2008, Mr. Gour’s base salary has been 13,412,400 Indian rupees (approximately $276,500). In determining Mr. Gour’s base salary, the compensation committee considered the increased responsibilities Mr. Gour had assumed as the chief financial officer of a public company and as well as his efforts in that role to facilitate the Company’s transition to becoming a public company. In accordance with Genpact’s practice of reviewing the compensation of executive officers every 15 months, Mr. Gour was not due for a review of his base salary until January 2010 and thus did not receive any increase to his base salary in 2009. Mr. Gour resigned as CFO in February 2010 and was replaced by Mohit Bhatia effective March 1, 2010.

Robert Pryor.    On December 31, 2008, we entered into an employment agreement with Mr. Pryor, pursuant to which we agreed to provide Mr. Pryor with a minimum base salary of $500,000. The base salary payable to Mr. Pryor reflects the importance of his role as our executive vice president, global sales and marketing. In accordance with Genpact’s practice of reviewing the compensation of executive officers every 15 months, Mr. Pryor is not due for a review of his base salary until March 2010.

N.V. Tyagarajan.    In 2005, we entered into an employment agreement with N.V. Tyagarajan, pursuant to which we agreed to provide Mr. Tyagarajan with a minimum base salary of $300,000. During 2009, the base salary payable to Mr. Tyagarajan was 20,886,400 Indian rupees (approximately $430,600). The base salary payable to Mr. Tyagarajan reflects the importance of his role as our chief operating officer. Mr. Tyagarajan’s salary was last increased in January 2009 and in accordance with Genpact’s practice of reviewing the compensation of executive officers every 15 months, Mr. Tyagarajan is not due for a review of his base salary until April 2010. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements With Named Executive Officers.”

Patrick Cogny.    In October 2008, we entered into an employment agreement with Mr. Cogny in connection with his relocation to Belgium, which replaced a prior agreement with substantially similar terms governed by Romanian law. Mr. Cogny’s agreement specifies that Mr. Cogny will receive an annual base salary of €252,810

(approximately $371,980). In January 2009, Mr. Cogny’s base salary was increased to €273,000 (approximately $379,300). The salary increase was in recognition of Mr. Cogny’s contributions in expanding our European operations. In accordance with Genpact’s practice of reviewing the compensation of executive officers every 15 months, Mr. Cogny is not due for a review of his base salary until April 2010. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements With Named Executive Officers.”

Annual Cash Bonus.    Annual cash bonuses are designed to provide rewards to our executives, including our named executive officers, for their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants, which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, our Company objectives and our overall long term and strategic goals, such as growing revenues, improving operating margins, reducing employee attrition levels and expanding into new geographies and service offerings. Thus, we believe our cash bonuses are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Bonuses are generally determined by our compensation committee in January or February following the end of the year and, as with the base salary component, are based on the recommendation and rankings provided by our CEO for all executives other than the CEO. The same factors used to determine base salary, which are described above, are used to determine bonuses for the prior year, with a greater emphasis on the performance of the individual and our Company and less on other factors such as geographic location. For Messrs. Bhasin, Pryor and Tyagarajan, who have employment agreements that specify bonus targets, the compensation committee also takes into consideration the requirements for bonus payments under their agreements, although the compensation committee exercises discretion in determining the appropriate bonus amount. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

As indicated above, the Company’s compensation committee does not use predetermined individual or corporate performance factors or goals to establish compensation levels for the named executive officers. However, in determining 2009 annual cash bonuses for the named executive officers, the compensation committee considered the Company’s 2009 operational and financial performance and each named executive officer’s role in achieving such Company performance. In particular, the compensation committee considered the fact that the Company met its annual published guidance for 2009 despite uncertainties in the global economy that persisted throughout the year. The compensation committee also noted the Company’s revenue growth of approximately 7.6% in 2009 compared to 2008 and the increase in adjusted income from operations of approximately 11.6% in 2009 compared to 2008. In addition, revenues from the Company’s Global Clients (clients other than the General Electric Company) increased approximately 21.4% over 2008 levels. While Company performance in 2009 was very good, it was adversely impacted by the economic environment and growth rates were below historic levels. Accordingly, the compensation committee determined that bonuses for our named executive officers other than the CEO should be increased by a smaller amount than they had been in recent years. For reasons discussed below, the compensation committee also determined not to increase the 2009 annual bonus payable to our CEO.

The compensation committee reviewed each individual’s contribution to the Company’s 2009 results in determining bonus payment amounts. The bonuses were subjectively decided by the compensation committee for the CEO and each named executive officer while being mindful of the Company performance discussed above.

Pramod Bhasin.    Pursuant to his employment agreement, Mr. Bhasin is eligible to receive an annual cash bonus equal to 120% of his base salary or such higher amount as determined by the board of directors. Mr. Bhasin’s 2009 bonus payment was $1,500,000. Mr. Bhasin also received $500,000 of the $2,500,000 retention bonus included in his employment agreement in 2009. The $2,000,000 balance of his retention bonus was paid at the beginning of 2010. As the CEO, Mr. Bhasin has responsibility for the entire company, and therefore the compensation committee primarily considered company performance in determining his 2009 bonus. Although the Company’s revenue continued to grow in the current challenging economic environment, because its 2009 revenue growth was slower than it had been in recent years, Mr. Bhasin recommended to the compensation committee that his 2009 bonus remain the same as it had been for 2008. After discussion without Mr. Bhasin present, the compensation committee determined not to increase his 2009 bonus. Due to the scope of Mr. Bhasin’s position, the compensation committee also determined that a bonus that was materially higher than the other named executive officers was warranted.

Vivek Gour.    Mr. Gour’s 2009 bonus payment was $93,149. This represents an increase of approximately 5% over Mr. Gour’s 2008 bonus in local currency. Because Mr. Gour is based in India and paid in Indian rupees, and the U.S. dollar appreciated against the Indian rupee in 2009, Mr. Gour’s bonus declined marginally in U.S. dollars. As the CFO, Mr. Gour has responsibility for the Company’s financial reporting and in determining Mr. Gour’s bonus the compensation committee primarily considered Mr. Gour’s contributions to achieving our 2009 financial goals.

Robert Pryor.    Mr. Pryor’s employment agreement provides that his target annual bonus will be no less than $500,000. Mr. Pryor joined the Company in January 2009 and the compensation committee determined that the target bonus of $500,000 set forth in his employment agreement remained appropriate.

N.V. Tyagarajan.    Mr. Tyagarajan’s employment agreement provides that his target annual bonus will be equal to 100% of his base salary, subject to a maximum of $500,000. The 2009 bonus payment to Mr. Tyagarajan of $912,703 exceeded the maximum set forth in his employment agreement, and represented an increase of approximately 10% over his 2008 bonus in local currency. In his role as the chief operating officer, Mr. Tyagarajan has responsibility for the operations of the Company, and therefore the compensation committee primarily considered the excellence of our operations, the improvement in margins due to operational productivity and Mr. Tyagarajan’s leadership in the launch of Smart Enterprise Processes (SEPsm) in determining his bonus payment. Due to the scope of Mr. Tyagarajan’s position, the compensation committee also determined that a bonus that was materially higher than the other named executive officers was warranted.

Patrick Cogny.    Mr. Cogny’s 2009 bonus payment was $158,858. This represents an increase of approximately 10% over Mr. Cogny’s 2008 bonus in local currency. Because Mr. Cogny is paid in Euros, and the U.S. dollar appreciated against the Euro in 2009, Mr. Cogny’s bonus increased only marginally in U.S. dollars. Mr. Cogny’s 2009 bonus reflected Mr. Cogny’s contributions to the growth of our European operations, in particular our expansion in Romania and Morocco, the increase in revenues from our European operations, and his contributions in expanding the sales team in Europe.

Equity-Based Compensation.    Our equity-based compensation program is designed primarily to attract and retain highly qualified individuals, given that competition for talent is high in our industry, and to align the long-term interests of our executives with those of our shareholders. Equity-based compensation is subject to multi-year vesting requirements, which require continued service of our executives in order for them to realize gains. Company options align the interests of our employees and our shareholders since options have value only if the Company’s stock price increases. Consistent with this philosophy, in 2007 we granted our executives, including our named executive officers, Company options which vest 33.33% on December 31, 2010, 33.33% on December 31, 2011 and December 31, 2012. These grants were largely intended to be in lieu of additional stock option grants to our executives in 2007, 2008 and 2009. For a description of the vesting conditions of these Company options, see the “—2009 Outstanding Equity Awards at Fiscal Year End” table.

In 2009, we granted Company options to Mr. Tyagarajan in connection with his promotion to chief operating officer. Pursuant to his employment letter, we also granted Company options and restricted stock units to Mr. Pryor when he joined the Company. For more details on the vesting schedules of Company options granted to our named executive officers as of December 31, 2009, see the “—2009 Outstanding Equity Awards at Fiscal Year End” table. Our compensation committee is planning to award in the future additional or alternative forms of equity incentives, such as grants of restricted stock, restricted stock units and other performance based awards, and has sought the advice of F.W. Cook in structuring a performance share plan for Genpact to more closely link the Company’s longer-term operating performance and rewards received from the executive compensation program, although no such plan has been adopted to date.

Benefits and Perquisites.    We provide other benefits to our named executive officers that are generally available to other employees in the country in which the named executive officer is located. We believe these benefits are consistent with the objectives of our compensation program and allow our named executive officers to work more efficiently. We also provide our named executive officers with certain perquisites which we believe are reasonable and consistent with market trends in the countries in which our named executive officers are located. Such benefits and perquisites are intended to be part of a competitive overall compensation program. For more details on the benefits provided to our named executive officers, see “—Summary Compensation Table” and “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table.”

Severance Arrangements.    We have entered into agreements with Messrs. Bhasin, Cogny, Pryor and Tyagarajan which provide for certain payments in the event of a termination of employment. We also provide for certain benefits in the event of a termination of employment under the option award agreement entered into with Mr. Bhasin in 2005 in connection with the grant of performance based options and the restricted stock unit agreement entered into with Mr. Pryor in 2009. The severance payments and benefits were based on individual negotiations with the executives and are an important part of employment arrangements designed to retain these named executive officers and provide certainty with respect to the payments and benefits to be provided upon certain termination events. For additional details on these payments and benefits, see “—Potential Payments Upon Termination or Change of Control.”

Change of Control.    While Company options granted to our named executive officers may accelerate upon a change of control, this is not generally a current requirement under our option plans and award agreements. The only named executive officer with current rights to change of control-related payments or benefits is Mr. Bhasin, who receives “single trigger” vesting on his outstanding equity awards (vesting accelerates immediately upon a change of control) and “double trigger” treatment on his severance benefits (benefits are paid only if the change of control is followed by a qualifying termination of Mr. Bhasin’s employment) based on his employment agreement and 2005 option award agreements. These benefits were based on individual negotiations with Mr. Bhasin in connection with his commencement of employment with us and are described in more detail in “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—Pramod Bhasin” and “—Potential Payments Upon Termination or Change of Control.”

Equity Grant Practices.    All stock options granted by the Company have an exercise price equal to the closing market price of our stock on the grant date. It is the compensation committee’s policy to grant equity awards only when the trading window applicable to our directors, executive officers and others is open. Option grants are typically approved at our quarterly compensation committee meetings by resolution, and, unless a future effective date is specified because the trading window is closed or some other reason, are effective as of the date of the meeting at which they are approved. The dates for our quarterly compensation committee meetings are generally scheduled months, and sometimes up to a year, in advance. In certain cases option grants to new hires or promoted employees are approved by written consent outside of regularly scheduled compensation committee meetings and are effective as of the latest date a committee member signs the consent. Our compensation committee has delegated limited authority to the CEO and our Senior Vice President of Human Resources to grant options or other forms of equity compensation in between regularly scheduled compensation committee meetings to individuals other than executive officers and directors, although to date no equity compensation grants have been approved under this delegation.

Stock Ownership Guidelines.    We currently do not have any stock ownership guidelines for executives or other employees.

2009 Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and the other named executive officers (as defined in “—Compensation Discussion and Analysis”) for the fiscal year ended December 31, 2009.

Name	Year	Salary ($)	Bonus ($)		Restricted Stock Unit Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total Compensation ($)
Pramod Bhasin	2009	750,000	2,000,000	(3)	—	—	266,022	(4)	232,349	(5)	3,248,371
President, Chief Executive Officer and Director(2)	2008	703,000	1,500,000		—	—	192,429		227,855		2,623,284
	2007	644,500	3,750,000		—	4,041,817	151,666		186,004		8,773,987

Vivek N. Gour	2009	276,543	93,149		—	—	7,441	(6)	415		377,548
Chief Financial Officer(2)	2008	295,302	100,294		—	81,261	8,570		1,039		486,466
	2007	304,035	141,000		—	757,841	12,219		—		1,215,095

N.V. Tyagarajan	2009	430,646	912,703		—	925,774	9,386	(6)	23,932	(7)	2,302,441
Chief Operating Officer(2)	2008	380,521	810,000		—	—	—		130,262		1,320,783
	2007	339,900	675,000		—	2,020,909	—		41,535		3,077,344

Robert Pryor	2009	459,615	500,000		1,447,250	1,018,678	—		7,001	(8)	3,432,544
Executive Vice President, Global Sales and Marketing

Patrick Cogny	2009	379,276	158,858		—	—	—		271,472	(9)	809,606
Chief Executive Officer of Genpact Europe(2)	2008	348,585	153,427		—	176,065	—		568,006		1,246,083
	2007	347,826	121,000		—	707,318	—		682,513		1,858,657

(1)	The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of equity-based compensation awards granted during the year, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, of awards pursuant to our Omnibus Stock Option Plan. Assumptions used in the calculation of these amounts are included in Note 20 “Share-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC in December 2009, the amounts shown do not exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Certain payments to Messrs. Bhasin, Tyagarajan, Gour and Cogny were made using foreign currency. The following foreign exchange rates were used to calculate amounts in the above table for these named executive officers:

•	Mr. Bhasin: US$1/0.02062 INR in 2009, US$1/0.02331 INR in 2008, US$1/ 0.02538 INR in 2007, with respect to amounts under the “All Other Compensation” column.

•

Mr. Tyagarajan: US$1/0.02062 INR in 2009, with respect to all amounts other than with respect to the “Option Awards” columns and US$1/0.02331 INR in 2008, with respect to all amounts after August 1, 2008 other than with respect to the “Option Awards” and “Bonus” columns.

•	Mr. Gour: US$1/0.02062 INR in 2009, US$1/0.02331 INR in 2008, US$1/0.02538 INR in 2007, with respect to all amounts other than with respect to the “Option Awards” column.

•	Mr. Cogny: US$1/1.38929 Euro in 2009, US$1/1.47138 Euro in 2008, US$1/1.45050 Euro in 2007, with respect to all amounts other than with respect to (a) the “Option Awards” column, (b) tax equalization payments which were made in Hungarian forints and calculated using an exchange rate of US$1/0.00586 HUF in 2008, US$1/ 0.00542 HUF in 2007, and (c) certain salary and benefit payments made in Romania leu and calculated using an exchange rate of US$1/0.00586 HUF in 2008 and US$1/ 0.40869 RON in 2007.

(3)	The amount shown represents the following (a) $1,500,000 annual cash bonus for the year ended December 31, 2009 and (b) $500,000 retention bonus under Mr. Bhasin’s employment agreement.

(4)	The amount shown represents the change in pension value with respect to Mr. Bhasin’s retirement benefits under his employment agreements. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreement with Named Executive Officers” and “—Potential Payments Upon Termination or Change of Control.”

(5)	The amount shown consists of the following payments and benefits to Mr. Bhasin: (a) $9,800 for our matching contribution to our 401(k) plan and a $14,320 contribution to our tax-qualified defined contribution profit sharing plan; (b) $47,083 for Leadership Life Insurance Plan premiums; (c) $5,155 for reimbursements relating to maintenance and utility payments in connection with Mr. Bhasin’s housing; (d) $60,000 for personal costs as provided in his employment agreement; (e) $19,739 for reimbursement of expenses relating to security personnel; (f) $7,018 for reimbursement of expenses relating to Mr. Bhasin’s automobile and driver; (g) $6,250 for executive life and other insurance premiums and (h) $62,984 in fees relating to analysis of certain Indian tax matters.

(6)	The amount shown represents the change in pension value with respect to Mr. Gour’s and Mr. Tyagarajan’s Gratuity Plan benefit, which is required to be provided to all employees in India pursuant to Indian law. Assumptions used in the calculation of this amount are included in Note 19 “Employee benefit plans” to our audited consolidated financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K. See also “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table.”

(7)	The amount shown consists of the following payments and benefits to Mr. Tyagarajan: (a) $23,575 for expenses relating to Mr. Tyagarajan’s automobile and (b) $357 for life and other insurance plan premiums.

(8)	The amount shown consists of the following payments and benefits to Mr. Pryor: (a) $1,538 for our matching contribution to our 401(k) plan; (b) $2,820 for executive life insurance premiums; and (c) $2,643 paid for medical insurance premiums.

(9)	The amount shown consists of the following payments and benefits to Mr. Cogny: (a) $96,051 for reimbursement of housing related expenses including taxes thereon; (b) $76,689 for reimbursement of tuition expenses for Mr. Cogny’s children including taxes thereon; (c) $19,913 for reimbursement of automobile-related expenses; (d) $61,156 for payments towards medical and health insurance premiums and retirement benefits including taxes thereon and (e) $17,663 in fees relating to analysis of certain tax matters.

2009 Grants of Plan-Based Awards

The following table provides certain information regarding equity-based awards granted to our named executive officers during the fiscal year ended December 31, 2009. These awards were granted under the 2007 Omnibus Incentive Compensation Plan. There were no grants under any non-equity incentive plans to any of our named executive officers for the year ended December 31, 2009.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Restricted Stock Units and Options Awards ($)(2)
N.V Tyagarajan	5/7/2009		250,000	10.80	925,774
Robert Pryor	2/2/2009		320,000	8.27	1,018,678
Robert Pryor	2/2/2009	175,000			1,447,250

(1)	The exercise price is the NYSE closing price of our common shares on the date of grant.

(2)	Represents the grant date fair value of each equity award computed in accordance with U.S. GAAP.

Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table

Employment Agreements with Named Executive Officers

Below are descriptions of the material terms of our employment agreements with our named executive officers.

Pramod Bhasin.    In December 2007, we amended and restated Mr. Bhasin’s employment agreement with the Company dated as of July 26, 2005. The purpose of the amendments was to bring the employment agreement into compliance with Section 409A of the Internal Revenue Code, to reflect our new corporate structure following the Company’s 2007 corporate restructuring and initial public offering, and to make certain other revisions. The employment agreement specifies that Mr. Bhasin will receive an annual base salary of not less than U.S. $656,000. In February 2008, the compensation committee approved an increase in the base salary of Mr. Bhasin to $750,000, effective July 1, 2008. The increase reflects Mr. Bhasin’s increased responsibilities as the CEO of a public company as well as his outstanding individual performance to date.

Mr. Bhasin is entitled to benefits, perquisites and fringe benefits that are no less favorable than the benefits and perquisites provided to our other senior executives and up to $60,000 in annual reimbursement for costs related to his primary residence in addition to reimbursement for certain other personal costs, such as telephone charges. Mr. Bhasin is also entitled to relocation expense reimbursement and four weeks’ vacation.

Pursuant to the terms of Mr. Bhasin’s original employment agreement, in September 2005, Mr. Bhasin purchased 535.045 interests of Genpact Management Investors, LLC at the per interest price of $1,869, for a total purchase price of $1,000,000. Prior to our initial public offering, Genpact Management Investors, LLC held shares in us indirectly through the investment vehicle of our major shareholders. The 317,255 Genpact shares owned indirectly by Mr. Bhasin through Genpact Management Investors, LLC were distributed to Mr. Bhasin in 2009 and he now holds them directly.

Pursuant to the terms of his original employment agreement, Mr. Bhasin also received 3,618,000 Company options. Of these, 3,165,750 Company options are subject to time-based vesting and the remaining 452,250 Company options were subject to performance-based vesting (the “performance options”). The Company options were granted on July 26, 2005. Information with respect to these grants is included in the “—2009 Outstanding Equity Awards at Fiscal Year End” table.

Mr. Bhasin’s employment agreement also provided that Mr. Bhasin was eligible for a retention bonus. The retention bonus was payable on January 1, 2010 in an amount equal to the product of $2,500,000 and a vested percentage, which began at 0% on January 1, 2005 and increased by 5% every three months thereafter until it reached 100% on January 1, 2010. The retention bonus has been paid to Mr. Bhasin.

For purposes of Mr. Bhasin’s employment agreement, the term “good reason” means reducing the nature or scope of Mr. Bhasin’s authorities or duties, reduction in base salary, target bonus or fringe benefits or requiring Mr. Bhasin to report to any person other than our board of directors, which has not been cured by us within 30 days following notice by Mr. Bhasin.

In the event of a termination of his employment, Mr. Bhasin will receive various payments and benefits pursuant to his employment agreement. Following the termination of Mr. Bhasin’s employment for any reason, including for cause (as defined in his employment agreement) Mr. Bhasin is entitled to a five-year sum certain joint life and survivor annuity benefit in the annual amount of $190,000 per year commencing on the earliest of (A) Mr. Bhasin’s separation from service with the Company that occurs on or after his obtaining age 60, (B) Mr. Bhasin’s death or disability and (C) Mr. Bhasin’s attaining age 65. In addition, he is entitled to a lump sum payment in an amount equal to the sum of (I) any earned but unpaid base salary through the date of termination, (II) any earned but unpaid bonus for any fiscal year preceding the fiscal year in which the termination occurs and (III) the dollar value of all accrued but unpaid vacation. If Mr. Bhasin’s employment terminates due to his death or disability, Mr. Bhasin or his estate, as applicable, will receive a pro-rated bonus for the fiscal year of termination. If Mr. Bhasin’s employment is terminated by Mr. Bhasin voluntarily, he will receive a pro-rated bonus for the fiscal year of termination. Such payments would be made in lump sum following termination.

If Mr. Bhasin’s employment is terminated by us without cause (as defined in the employment agreement) or by Mr. Bhasin for good reason, Mr. Bhasin is entitled to a lump sum payment, within 60 days of such termination, of an amount equal to the sum of (I) any earned but unpaid base salary through the date of termination, (II) any earned but unpaid bonus for any fiscal year preceding the fiscal year in which the termination occurs, (III) a pro-rated bonus for the year in which the termination occurs and (IV) the dollar value of all accrued and unused vacation. In addition, Mr. Bhasin is entitled to payment of an amount equal to the sum of two times Mr. Bhasin’s then current base salary and two times the annual bonus received for the fiscal year preceding the fiscal year in which the termination occurs. In addition, we will continue to provide Mr. Bhasin and his dependents with health benefits at the same level of coverage and benefits as is provided to our US-based senior executives for two years following the date of termination, or if such continuation is not permitted under the relevant plans, an amount in cash (after tax) equal to the amount necessary to provide Mr. Bhasin with such health benefits.

Mr. Bhasin’s payments upon termination of employment described above are subject to his execution of a release. The release would also be executed by us and release Mr. Bhasin from any claims by us relating to Mr. Bhasin’s employment or services other than claims based on acts or omissions of Mr. Bhasin that involve fraud or which are not known to the non-employee directors on the date of such release. The release also includes a mutual non-disparagement provision.

Under his employment agreement, for one year after the termination of his employment, Mr. Bhasin is not permitted to engage in or carry on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder (other than certain minor passive ownership), associate or consultant to any of a specified group of five companies or any successor of any such entity, which group may be amended annually by our board of directors so long as the number of entities does not exceed five. In addition, for two years after his termination of employment, Mr. Bhasin is not permitted knowingly to (a) attempt to influence, persuade or induce or assist any other person in so doing, any of our employees or independent contractors to give up, or to not commence, employment or a business relationship with us, (b) unless otherwise contrary to law, directly or indirectly, through direction to any third party, hire or engage, or cause to be hired or engaged, any person who is or was one of our employees or independent contractors or (c) attempt to influence, persuade or induce, or assist any other person in so doing, any of our agents, consultants, vendors, suppliers or clients to give up or not commence, a business relationship with us.

N.V. Tyagarajan.    We entered into an employment agreement with N.V. Tyagarajan on September 21, 2005. The employment agreement has an indefinite term and may be terminated by us or Mr. Tyagarajan or due to Mr. Tyagarajan’s death or disability, subject to the termination provisions described below. The employment agreement provides for an annual base salary of not less than $300,000 and a target bonus of 100% of annual base salary, capped at $500,000. For 2009, as discussed in the “Compensation Discussion and Analysis,” the compensation committee awarded a bonus in excess of the maximum provided in the employment agreement in recognition of Mr. Tyagarajan’s outstanding individual performance and contribution to our success. Mr. Tyagarajan is entitled to benefits and perquisites generally available to our other senior executives and is entitled to four weeks vacation and automobile perquisites.

Under his employment agreement, Mr. Tyagarajan received 904,500 Company options on July 26, 2005.

If Mr. Tyagarajan’s employment is terminated by us for cause (as defined in his employment agreement) or if Mr. Tyagarajan terminates his employment for any reason, for one year following such termination, Mr. Tyagarajan may not engage in or carry on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant for or on behalf of any of a specified group of five companies. If Mr. Tyagarajan’s employment is terminated by us without cause, he will be entitled to a lump sum cash payment equal to 50% of his base salary in effect on the date of termination, in addition to any earned but unpaid base salary and bonus, and will be subject to the above-described restriction for six months following his termination. In addition, under his employment agreement, Mr. Tyagarajan may not, for thirty-six months following the termination of his employment, (a) directly or indirectly solicit any person who is on the date of Mr. Tyagarajan’s termination our employee or independent contractor, (b) attempt to influence, persuade or induce, or assist any other person in doing so, any entity that is on the date of his termination a client of ours to give up or not commence, a business relationship with us or (c) directly or indirectly solicit for business or corporate opportunity any entity that is one of our clients on the date of his termination.

Patrick Cogny.    In October 2008, we entered into an employment agreement with Mr. Cogny under Belgian law in connection with Mr. Cogny’s relocation to Belgium and his appointment as a director and branch manager of Genpact Onsite Services Inc., a Delaware corporation that is a wholly-owned subsidiary of Genpact. The 2008 employment agreement replaces a prior agreement with substantially similar terms governed by Romanian law.

Among other provisions, Mr. Cogny’s agreement specifies that Mr. Cogny will receive an annual gross basic salary of €252,810. The agreement provides for certain tax free allowances and benefits, including reimbursement for housing costs up to a maximum of €48,000 per year and a school allowance for Mr. Cogny’s children up to €62,000 per year, and use of a company car. In addition, if Mr. Cogny is terminated, except for a serious breach of the employment agreement, serious misconduct or serious negligence, he will receive a one-time payment equal to ten months of his base salary.

Robert Pryor.    We entered into an employment agreement with Robert Pryor on December 31, 2008, with Mr. Pryor’s employment with the Company commencing on January 15, 2009. The employment agreement has an indefinite term and may be terminated by us or Mr. Pryor or due to Mr. Pryor’s death or disability, subject to the termination provisions described below. The employment agreement provides for an annual base salary of not less than $500,000 and a target bonus of $500,000. Mr. Pryor is entitled to benefits and perquisites generally available to our other U.S. based senior executives as well as 25 days vacation annually. Under his employment agreement, Mr. Pryor received 320,000 Company options and 175,000 restricted stock units on February 2, 2009.

If Mr. Pryor’s employment is terminated by us for cause (as defined in his employment agreement) or if Mr. Pryor terminates his employment for any reason, for one year following such termination, Mr. Pryor may not engage in or carry on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant for or on behalf of any of a specified group of five companies. If Mr. Pryor’s employment is terminated by us without cause, he will be entitled to a lump sum cash payment equal to 75% of his base salary in effect on the date of termination, in addition to any earned but unpaid base salary and bonus. In addition, if Mr. Pryor’s employment is terminated by us without cause and he elects to continue to receive health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Mr. Pryor will be entitled to an amount equal to his COBRA premiums through the earlier of (i) the date he secures new employment or (ii) nine months from the date of his termination. In addition, under his employment agreement, Mr. Pryor may not, for twenty-four months following the termination of his employment, (a) directly or indirectly solicit any person who is on the date of Mr. Pryor’s termination our employee or independent contractor or an employee or independent contractor of any Affiliate (as defined in his employment agreement) of ours, (b) attempt to influence, persuade or induce, or assist any other person in doing so, any entity that is on the date of his termination a client or customer of ours, or of any Affiliate of ours, to give up or not commence, a business relationship with us or (c) directly or indirectly solicit for business or corporate opportunity any entity that is one of our clients or customers on the date of his termination.

Other Named Executive Officers.    We did not have an employment agreement with Mr. Gour, who was our CFO in 2009.

2007 Omnibus Incentive Compensation Plan

We adopted our 2007 Omnibus Incentive Compensation Plan, or the 2007 Plan, on July 13, 2007.

Stock Options.    The exercise price for options granted in 2009 was equal to the fair market value of our common shares on the grant date.

The options granted to our executives in 2009 vest ratably over a five year period beginning on the first anniversary of grant. The options granted to our directors in 2009 vest 20% on the first anniversary of grant and 5% quarterly thereafter. Each option will expire upon the earlier of (i) the tenth anniversary of the date the option is granted and (ii) either (x) 90 days after the participant who is holding the option ceases to be a director, officer or employee of us or one of our affiliates for any reason other than the participant’s death or (y) six months after the date the participant who is holding the option ceases to be a director, officer or employee of us or one of our affiliates by reason of the participant’s death.

Restricted Stock Units.    The restricted stock units granted to Mr. Pryor in 2009 vest 50% on February 2, 2011 and 50% on February 2, 2012. The restricted stock units granted to Mr. Gupta in 2009 vest ratably over a four year period beginning on the first anniversary of grant.

Change of Control.    Pursuant to the 2007 Plan, unless otherwise provided in an individual award agreement, in the event of a change of control of our company, the board of directors may provide that existing awards be assumed, substituted or continued. If the board of directors does not make such provision:

•	any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;

•

all performance units and cash incentive awards will be paid out as if “target” performance levels had been attained, but pro rated based on the portion of the performance period that elapses prior to the change of control; and

•

all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	during any period of twenty-four consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;

•	the approval by our shareholders of a plan of our complete liquidation or dissolution; or

•

an acquisition by any individual, entity or group (other than General Atlantic Partners (Bermuda) L.P., Oak Hill Capital Partners (Bermuda), L.P. or GE Capital International (Mauritius) or any of their respective affiliates) of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than 20%.

Retirement Benefits

We provide our employees in the United States, including our CEO, with a tax-qualified defined contribution 401(k) plan, pursuant to which employees may elect to defer pre-tax salary amounts up to the limits set by the Internal Revenue Code. We match 100% of the first 4% of salary deferred by our employees under the 401(k) plan. In addition, we provide our employees in the United States with an additional employer contribution under our tax-qualified defined contribution profit-sharing plan.

Pursuant to our employment agreement with Mr. Bhasin, following the termination of his employment for any reason, he is entitled to a five-year sum certain joint life and survivor annuity benefit in the annual amount of $190,000 per year commencing on the earliest of (A) Mr. Bhasin’s separation from service with the Company that occurs on or after his obtaining age 60, (B) Mr. Bhasin’s death or disability and (C) Mr. Bhasin’s attaining age 65. Following the termination of Mr. Bhasin’s employment for any reason, including for cause (as defined in his employment agreement).

We maintain a Gratuity Plan, which is a defined benefit plan required to be provided to all Indian employees by applicable law, including Messrs. Gour and Tyagarajan. In addition, in India, we maintain a Superannuation Plan, which is a defined contribution plan under which we do not make any employer contributions, and a Provident Fund Plan which is a defined contribution plan required under applicable law.

We do not provide retirement benefits to our other named executive officers.

2009 Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding each unexercised Company option held by each of our named executive officers as of December 31, 2009.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Pramod Bhasin	2,692,462	158,288	—	3.44	7/26/2015	—	—	(1)
Pramod Bhasin	49,020	—	403,230	3.44	7/26/2015	—	—	(2)
Pramod Bhasin	—	723,600	—	16.13	5/29/2017	—	—	(3)
Vivek N. Gour	22,765	27,135	—	3.44	7/26/2015	—	—	(4)
Vivek N. Gour	—	135,675	—	16.13	4/20/2017	—	—	(5)
Vivek N. Gour	6,000	24,000	—	7.18	12/15/2018	—	—	(6)
N.V. Tyagarajan	749,275	45,225	—	3.44	7/26/2015	—	—	(7)
N.V. Tyagarajan	—	361,800	—	16.13	4/20/2017	—	—	(5)
N.V. Tyagarajan	—	250,000	—	10.80	5/7/2019	—	—	(8)
Patrick Cogny	10,402	10,402	—	3.44	7/26/2015	—	—	(9)
Patrick Cogny	10,854	7,236	—	6.51	2/27/2016	—	—	(10)
Patrick Cogny	—	126,630	—	16.13	4/20/2017	—	—	(5)
Patrick Cogny	13,000	52,000	—	7.18	12/15/2018	—	—	(6)
Robert Pryor	—	320,000	—	8.27	2/2/2019	—	—	(11)
Robert Pryor	—	—	—	—	2/2/2019	175,000	2,607,500	(12)

(1)	These Company options were granted on July 26, 2005, and vest with respect to 20% on the first anniversary of July 26, 2005; thereafter, 5% of the Company options vest every three months until the Company options are 100% vested.

(2)	Mr. Bhasin was granted 452,250 Company options under the Company Stock Plans on July 26, 2005 that were subject to performance-based vesting conditions (the “Company performance options”). Pursuant to the terms of Mr. Bhasin’s award agreement, in the event of any “partial exit” (defined as a sale or other disposition, which does not constitute and occurs prior to a change of control, by any of General Atlantic and Oak Hill (other than to General Atlantic, Oak Hill and their respective affiliates) of any number of our common shares or other securities), if the “internal rate of return” (as defined in the award agreement) on a cumulative basis is at least 25% in connection with such partial exit, the Company performance options will vest with respect to a percentage of the Company performance options equal to the product of 0.8 multiplied by the percentage of the aggregate number of common shares beneficially owned by General Atlantic and Oak Hill on January 1, 2005, which have in the aggregate been sold in such partial exit and all prior partial exits. In the event of a partial exit where General Atlantic and Oak Hill realize an internal rate of return on a cumulative basis of at least 30% in connection with such partial exit, the relevant multiple is 0.9. In the event the internal rate of return on a cumulative basis is at least 35%, the relevant multiple is 1.0. Any Company performance options remaining unvested following a partial exit may vest upon the occurrence of other vesting events. Company performance options with respect to 49,020 shares vested in connection with the “partial exit” resulting from the IPO.

In addition to potential vesting dates based on “partial exits” described above, the Company performance options were also subject to vesting upon the earlier of a change of control (as defined in “—Potential Payments Upon Termination or Change of Control—Company Stock Plans”) and January 1, 2010, in each case subject to Mr. Bhasin’s continued employment. Upon the earlier of such events, the Company performance options will vest with respect to a percentage based on the internal rate of return (as defined in the option award agreement) realized by General Atlantic and Oak Hill. If the internal rate of return is at least 25%, the Company performance options will become vested with respect to a percentage equal to the excess of 80% of the Company performance options over the aggregate percentage of Company performance options that have become vested and exercisable prior to the vesting date pursuant to any partial exit. If the internal rate of return is at least 30%, the Company performance options will become vested with respect to a percentage equal to the excess of 90% of the Company performance options over the aggregate percentage of Company performance options that have become vested prior to the vesting date pursuant to any partial exit. If the internal rate of return is at least 35%, the Company performance options will become vested with respect to a percentage equal to the excess of 100% of the Company performance options over the aggregate percentage of Company performance options that have become vested prior to the vesting date pursuant to any partial exit. As Mr. Bhasin was an employee of the Company on January 1, 2010, and the internal rate of return realized by General Atlantic and Oak Hill exceeded 35%, the remaining 403,230 unvested Company performance options vested on January 1, 2010. See “—Potential Payments Upon Termination or Change of Control” for details on the consequences of certain terminations on the vesting of the Company performance options.

(3)	These Company options were granted on May 29, 2007, and vest with respect to thirty-three percent (33.33%) on December 31, 2010, thirty-three percent (33.33%) on December 31, 2011 and thirty-three percent (33.34%) on December 31, 2012.

(4)	These Company options were granted on July 26, 2005, and vest with respect to 20% on the first anniversary of January 1, 2006; thereafter, 5% of the Company options vest every three months until the Company options are 100% vested.

(5)	These Company options were granted on April 20, 2007, and vest with respect to thirty-three percent (33.33%) on December 31, 2010, thirty-three percent (33.33%) on December 31, 2011 and thirty-three percent (33.34%) on December 31, 2012.

(6)	These Company options were granted on December 15, 2008, and vest with respect to 20% on December 1, 2009, 20% on December 1, 2010, 20% on December 1, 2011, 20% on December 1, 2012 and 20% on December 1, 2013.

(7)	These Company options were granted on July 26, 2005, and vest with respect to 20% on the first anniversary of February 7, 2006; thereafter, 5% of the Company options vest every three months until the Company options are 100% vested.

(8)	These Company options were granted on May 7, 2009 and vest with respect to 20% on May 1, 2010, 20% on May 1, 2011, 20% on May 1, 2012, 20% on May 1, 2013 and 20% on May 1, 2014.

(9)	These Company options were granted on July 26, 2005, and vest with respect to 20% on the first anniversary of March 1, 2006; thereafter, 5% of the Company options vest every three months until the Company options are 100% vested.

(10)	These Company options were granted on February 27, 2006, and vest with respect to 10% on March 1, 2007; 20% on March 1, 2008; 30% on March 1, 2009; and 40% on March 1, 2010.

(11)	These Company options were granted on February 2, 2009, and vest with respect to 20% on February 1, 2010, 20% on February 1, 2011, 20% on February 1, 2012, 20% on February 1, 2013 and 20% on February 1, 2014.

(12)	These restricted stock units were granted on February 2, 2009 and vest with respect to 50% on February 2, 2011 and 50% on February 2, 2012. The market value was calculated using the NYSE closing price of a Genpact share on December 31, 2009.

2009 Option Exercises

The following table provides information regarding all Company options exercised by each of our named executive officers as of December 31, 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Pramod Bhasin	315,000	3,268,753
Vivek N. Gour	272,800	2,573,987
N.V. Tyagarajan	110,000	1,027,401
Patrick Cogny	87,231	914,870

Pension Benefits

The chart below provides information on certain pension benefits provided to our named executive officers for the fiscal year ended December 31, 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value Accumulated Benefit ($)	Payments during last fiscal year ($)
Pramod Bhasin	Employment Agreement with Mr. Bhasin	5	771,004	—

Vivek N. Gour	Gratuity Plan for Indian Employees	8.35	46,780	—

N.V. Tyagarajan	Gratuity Plan for Indian Employees	1.42	9,386	—

(1)	The accumulated benefit is based on a five-year sum certain joint life and survivor annuity benefit in the annual amount of $190,000 per year payable to Mr. Bhasin under his employment agreement. The present value has been calculated based on the following assumptions: (a) an annual discount rate of 4.62% and (b) a retirement age of 65.

(2)	We are required to provide all Indian employees with benefits under a Gratuity Plan, which is a defined benefit plan. Assumptions used in the calculation of this amount are included in note 19 “Employee benefit plans” to our audited consolidated financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K.

Nonqualified Deferred Compensation

We do not provide our named executive officers with any nonqualified deferred compensation.

Potential Payments Upon Termination or Change of Control

Below is a description of the potential payments and benefits that would be provided to our named executive officers upon termination of their employment or a change of control under their employment agreements and award agreements under the Company Stock Plans.

Employment Agreements with Named Executive Officers

Pramod Bhasin, Patrick Cogny, Robert Pryor and N.V. Tyagarajan

We have entered into agreements with Messrs. Bhasin, Cogny, Pryor and Tyagarajan which provide for certain payments and benefits to be paid to each upon certain terminations of employment. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers” for a description of these provisions.

Company Stock Plans

Under the Company Stock Plans, other than the 2007 Plan, upon the occurrence of a change of control (as defined below) or dissolution or liquidation, our board of directors may provide that all Company options will become immediately exercisable. Our board of directors may also, upon at least ten days’ advance notice, cancel any outstanding Company options and pay to the holders of such Company options, in cash or shares, the value of such Company options based upon the price per share received by our other shareholders in the event of a change of control. Our obligations under the Company Stock Plans will be binding upon any successor corporation or organization. The Company Stock Plans require that we make appropriate provisions to preserve optionees’ rights under the Company Stock Plans including, where it is intended that Company options survive a change of control, by requiring that outstanding Company options be assumed or that substantially equivalent options be substituted for our outstanding Company options. The term “change of control” for purposes of our Company Stock Plans, other than the 2007 Plan, is defined as the following: (a) the acquisition by any person or entity (other than General Atlantic, Oak Hill or GE Capital International (Mauritius) or any of their respective affiliates (referred to for purposes of this definition as the “Investors”), directly or indirectly, of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of our directors, including, without limitation, as a result, in whole or part, by reason of a sale or other disposition by General Atlantic, Oak Hill or any of their respective affiliates of their direct or indirect interest in GICo and/or GGL) or any successor entities; (b) any merger, consolidation, reorganization, recapitalization, tender or exchange offer or any other transaction with or affecting us, GICo and/or GGL as a result of which a person or entity other than an Investor owns after such transaction, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of our directors; or (c) the sale, lease, exchange, transfer or other disposition to any person or entity, other than an Investor, of all or substantially all, of our assets and our consolidated subsidiaries.

Generally, except as described below, our Company option award agreements with our named executive officers do not provide for accelerated vesting upon a termination of employment. Mr. Bhasin had accelerated vesting rights with respect to the 3,165,750 Company options granted to him on July 26, 2005 and his Company performance options, but as these options became fully vested in accordance with their terms as of January 1, 2010, the accelerated vesting provisions are no longer applicable.

In the event Mr. Bhasin’s employment is terminated due to death or disability, by us without cause or by Mr. Bhasin for good reason, all his vested Company options and his Company performance options will continue to be exercisable for three years. In the event of a termination by Mr. Bhasin without good reason, all his vested Company options and his Company performance options will be exercisable for 90 days following termination. In the event of termination by us for cause, all his vested and unvested options will terminate.

Our restricted stock unit agreement with Mr. Pryor provides for accelerated vesting in the event Mr. Pryor is terminated by us without cause.

Termination and Change of Control Potential Payments and Benefits Table

The amounts included in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The amounts indicated are based on the payments and benefit that would have been incurred by the Company if the named executive officer’s employment had terminated as of the last business day of the fiscal year ended December 31, 2009. Where applicable, the value of one of our common shares on December 31, 2009 was $14.90, which was the closing market price of our common shares on the NYSE as of that date.

Name	Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Termination with Good Reason(1) ($)		Voluntary Termination Other than death, disability ($)		Termination due to Death ($)		Termination due to Disability ($)		Change of Control ($)
Pramod Bhasin
Cash Severance	8,000,000	(2)	—	8,000,000	(2)	3,375,000	(3)	3,500,000	(4)	3,500,000	(4)	—
Equity Treatment	2,849,562	(5)	—	2,849,562	(5)	—		2,849,562	(5)	2,849,562	(5)	6,432,805	(6)
Health and Welfare	482,840	(7)	—	482,840	(7)	—		—		—		—
Pension Benefits	771,004	(8)	—	771,004	(8)	771,004	(8)	771,004	(8)	771,004	(8)	—
TOTAL	12,103,406		—	12,103,406		4,146,004		7,120,566		7,120,566		6,432,805

N.V. Tyagarajan
Cash Severance	1,112,136	(9)	—	—		—		912,703	(10)	912,703	(10)	—
Equity Treatment	—		—	—		—		—		—		—
Health and Welfare	—		—	—		—		—		—		—
Pension Benefits	—		—	—		—		—		—		—
TOTAL	1,112,136		—	—		—		912,703		912,703		—

Robert Pryor
Cash Severance	375,000	(11)	—	—		—		500,000	(12)	500,000	(12)	—
Equity Treatment	2,607,500	(13)	—	—		—		—		—		—
Health and Welfare	8,511	(14)	—	—		—		—		—		—
Pension Benefits	—		—	—		—		—		—		—
TOTAL	2,991,011		—	—		—		500,000		500,000		—

Patrick Cogny
Cash Severance	316,064	(15)	—	—		—		—		—		—
Equity Treatment	—		—	—		—		—		—		—
Health and Welfare	—		—	—		—		—		—		—
Pension Benefits	—		—	—		—		—		—		—
TOTAL	316,064		—	—		—		—		—		—

(1)	See definition of good reason in “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—Pramod Bhasin.”

(2)	Amount represents the following: (a) payment in lump sum of an amount equal to a pro-rated bonus for the year in which termination occurs ($1,500,000); (b) payment of any vested but unpaid portion of the retention bonus, including the portion vesting on such termination of employment, or 100% of the unpaid retention bonus ($2,000,000); and (c) payment of an amount equal to two times the sum of Mr. Bhasin’s then current annual base salary, which was $750,000, and the annual bonus received for the fiscal year preceding the fiscal year of termination, which annual bonus was $1,500,000 in 2008 ($4,500,000). $2,000,000 of Mr. Bhasin’s retention bonus is included in this calculation because it would have been payable to Mr. Bhasin if he had been terminated as of December 31, 2009 even though this amount was paid in January 2010.

(3)

Amount represents the following: (a) payment in lump sum of an amount equal to a pro-rated bonus for the year in which termination occurs ($1,500,000); and (b) payment of any vested but unpaid portion of the retention bonus, including the portion vesting on such termination of employment, or 95% of the retention bonus after the payment of $500,000 on December 31, 2009 ($1,875,000).

(4)	Amount represents the following: (a) payment in lump sum of an amount equal to a pro-rated bonus for the year in which termination occurs ($1,500,000); and (b) payment of any vested but unpaid portion of the retention bonus, or 100% of the unpaid retention bonus ($2,000,000).

(5)	Estimated value of vesting of additional 5% of the 3,165,750 Company options and 20% of the 452,250 Company options held by Mr. Bhasin, assuming the share price as on December 31, 2009.

(6)	Estimated value of vesting of all unvested Company options held by Mr. Bhasin as of December 31, 2009, assuming the internal rate of return achieved for Company performance options is more than 35%.

(7)	Estimated value of providing Mr. Bhasin and his dependents with health benefits at the same level of coverage and benefits as is provided to our US-based senior executives for two years following the date of termination. Amount calculated based on the present value of maximum liability with respect to Mr. Bhasin and his dependents under our applicable benefit plan in effect as of December 31, 2009, which was a self-funded plan.

(8)	See “Pension Benefits” table.

(9)	Amount represents the following (a) value of 50% of Mr. Tyagarajan’s base salary, excluding the Company contribution to the Provident Fund, in effect as of December 31, 2009 (INR 19,345,000; conversion ratio US$1/0.02062 INR); and (b) an amount equal to the unpaid bonus for the year in which termination occurs (INR 44,266,239; conversion ratio US$1/0.02062 INR).

(10)	Amount represents the unpaid bonus for the year in which termination occurs (INR 44,266,239; conversion ratio US$1/0.02062 INR).

(11)	Amount represents the value of 75% of Mr. Pryor’s base salary in effect as of December 31, 2009 ($500,000).

(12)	Amount represents the payment in a lump sum of an amount equal to the unpaid bonus for the year in which termination occurs ($500,000).

(13)	Estimated value of vesting of all unvested restricted stock units held by Mr. Pryor as of December 31, 2009.

(14)	Amount represents the premiums for health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for a period of nine months ($8,511).

(15)	Value of 10 months of Mr. Cogny’s base salary in effect as of December 31, 2009 (€273,000; conversion ratio US$1/1.38929 Euro).

DIRECTOR COMPENSATION

Prior to our initial public offering, we did not pay our directors any cash compensation for service on the board of directors and committees of our board of directors. From 2005 to 2006 we granted each of our non-employee directors, other than the chairman of the audit committee of the board of directors, 81,405 Company options, with a per share exercise price equal to the per share fair market value of the underlying shares on the grant date, upon the commencement of his or her service as a director. The directors who received such Company options are as follows: J. Madden, R. Gupta, R. Scott and M. Spence. The chairman of the audit committee, J. Barter, received 85,928 Company options, with an exercise price equal to the per share fair market value of the underlying shares on the grant date. Twenty percent of these Company options vest on the first anniversary of the date of the first board of directors meeting attended by the director, and thereafter, vest at the rate of five percent of the Company options per quarter until the Company options are 100% vested on the fifth anniversary of the date of the first board of directors meeting attended by the director, subject to continued service as a director.

Since our initial public offering in 2007, our non-employee directors each receive an annual retainer of $40,000, except that Mr. Barter receives an annual retainer of $75,000 for his service as chairman of the audit committee. In addition, in 2007 we granted 45,225 Company options to each of our directors appointed to our board of directors by our majority shareholders. In 2009, we granted 81,405 Company options to Charles Alexander in connection with his appointment to our board of directors, 150,000 restricted stock units to Rajat Kumar Gupta for his service as Chairman of our board and 45,225 Company options to Douglas Kaden, who replaced Mr. Crandall as one of the directors appointed to our board by our majority shareholders.

The following table sets forth the compensation of our directors for the fiscal year ended December 31, 2009.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Option Awards(1) ($)		Total ($)
C. Alexander	30,000			355,439	(2)	385,439
J. Barter(3)	75,000					75,000
S. Denning(4)	40,000					40,000
M. Dzialga(5)	40,000					40,000
R. Gupta(6)	40,000	1,834,500	(6)			1,874,500
D. Kaden	10,000			217,576	(7)	227,576
J. Khattar(8)	40,000					40,000
J. C. Madden(9)	40,000					40,000
D. Nayden(10)	40,000					40,000
R. G. Scott(11)	40,000					40,000
A. M. Spence(12)	40,000					40,000
J T. Crandall(13)	30,000					30,000

(1)	The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of equity-based compensation awards granted during the year, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, of awards pursuant to our Omnibus Incentive Compensation Plan. Assumptions used in the calculation of these amounts are included in Note 20 “Share-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K. In accordance with the new rules promulgated by the SEC in December 2009, the amounts shown do not exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	On August 6, 2009, Mr. Alexander was granted 81,405 Company options with a per share grant date fair value of $5.48, which was the aggregate number of options held by Mr. Alexander as of December 31, 2009.

(3)	As of December 31, 2009, Mr. Barter held 85,928 Company options. The per share grant date fair value of these Company options, which were granted on September 28, 2005, was $0.93.

(4)	As of December 31, 2009, Mr. Denning held 45,225 Company options. The per share grant date fair value of these Company options, which were granted on April 20, 2007, was $8.39.

(5)	As of December 31, 2009, Mr. Dzialga held 45,225 Company options. The per share grant date fair value of these Company options, which were granted on April 20, 2007, was $8.39.

(6)	As of December 31, 2009, Mr. Gupta held 494,762 company options. The per share grant date fair value of 137,846 of these Company options, which were granted on March 26, 2007, was $7.98. The per share grant date fair value of 137,846 of these Company options, which were granted on March 26, 2007, was $8.27. The per share grant date fair value of 137,665 of these Company options, which were granted on March 26, 2007, was $8.55. The per share grant date fair value of 81,405 of these Company options, which were granted on September 28, 2005, was $0.93. On September 25, 2009, Mr. Gupta was granted 150,000 restricted stock units, or RSUs, with a per share grant date fair value of $12.23. These RSUs vest 25% on July 23, 2010, 25% on July 23, 2011, 25% on July 23, 2012 and 25% on July 23, 2013.

(7)	On November 9, 2009, Mr. Kaden was granted 45,225 Company options with a per share grant date fair value of $6.04, which was the aggregate number of options held by Mr. Kaden as of December 31, 2009.

(8)	As of December 31, 2009, Mr. Khattar held 81,405 Company options. The per share grant date fair value of these Company options, which were granted on August 2, 2007, was $8.17.

(9)	As of December 31, 2009, Mr. Madden held 81,405 Company options. The per share grant date fair value of these Company options, which were granted on September 28, 2005, was $0.93.

(10)	As of December 31, 2009, Mr. Nayden held 45,225 Company options. The per share grant date fair value of these Company options, which were granted on April 20, 2007, was $8.39.

(11)	As of December 31, 2009, Mr. Scott held 81,405 Company options. The per share grant date fair value of these Company options, which were granted on February 27, 2006, was $3.38.

(12)	As of December 31, 2009, Mr. Spence held 81,405 Company options. The per share grant date fair value of these Company options, which were granted on September 28, 2005, was $0.93.

(13)	Mr. Crandall resigned from our board of directors on October 30, 2009.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review, the compensation committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors of Genpact Limited.

Denis Nayden, chair

Steven A. Denning

Mark Dzialga

A. Michael Spence

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, Messrs. Denning, Dzialga, Nayden and Spence served as members of our compensation committee. No member of our compensation committee was at any time during fiscal 2009 or formerly, an officer or employee of Genpact or any subsidiary of Genpact. No member of our compensation committee had any relationship with us during fiscal 2009 requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933.

During fiscal 2009, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes, as of December 31, 2009, the number of common shares to be issued upon exercise of outstanding options or vesting of restricted share units granted under our 2007 Omnibus Incentive Compensation Plan, the Gecis Global Holdings 2005 Stock Option Plan, the Genpact Global Holdings 2006 Stock Option Plan and the Genpact Global Holdings 2007 Stock Option Plan, the weighted-average exercise price of the outstanding options, and the number of shares remaining available for future issuance under the plans for all awards as of December 31, 2009.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under the Equity Compensation Plan (Excluding Shares in First Column)
Equity compensation plans approved by shareholders	20,718,499	$10.23	7,500,523
Equity compensation plans not approved by shareholders	—	—	—
Total	20,718,499	$10.23	7,500,523

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our audit committee has selected the firm of KPMG as our independent registered public accounting firm for the current fiscal year. KPMG has served as our independent registered public accounting firm since October 1, 2004. If this proposal is not approved at our 2010 annual meeting, our audit committee will reconsider its selection of KPMG. Representatives of KPMG are not expected to be present at the annual meeting.

Board Recommendation

The board of directors believes that the selection of KPMG as our independent registered public accounting firm is in our best interests and the best interests of our shareholders and therefore recommends a vote FOR this proposal.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by KPMG, our independent registered public accounting firm, for the fiscal years ended December 31, 2009 and December 31, 2008.

	Fiscal 2009	Fiscal 2008
	($ In Thousands)
Audit Fees	2,147	2,524
Audit-Related Fees	949	1,598
Tax Fees	—	—
All Other Fees	26	100

Total Fees	3,122	4,222

Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Audit-related fees consist primarily of assurance and related services. Assurance and related services mainly include issuance of Statement on Auditing Standards No. 70 reports, and due diligence for potential acquisitions. Tax Fees include fees for professional services for tax compliance. All Other Fees include fees for services provided other than the services reported above, and in 2009 consisted primarily of fees for training.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of the registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. From time to time, the audit committee may pre-approve services that are expected to be provided to Genpact by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the audit committee, management or the independent registered public accounting firm report to the audit committee regarding services actually provided to Genpact.

During fiscal 2009, no services were provided to Genpact by KPMG other than in accordance with the pre-approval policies and procedures described above.

OTHER MATTERS

Our board of directors does not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC SUBMISSION OF PROXIES FOR VOTING

If you own your common shares of record, you may submit your proxy to vote your shares over the Internet at www.investorvote.com/G by following the instructions on the enclosed proxy card. Proxies submitted over the Internet must be received by 1:00 a.m. Eastern Daylight Time on April 6, 2010.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of submitting your proxy to vote over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope (or submit your proxy to vote your shares over the Internet). A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

2010 Annual Meeting Admission Ticket

2010 Annual Meeting of

Genpact Limited Shareholders

April 6, 2010, 10:00 AM Local Time

Genpact Limited

105 Madison Avenue

2nd Floor

New York, NY 10016

Upon arrival, please present this admission ticket and photo identification at the registration desk.

To enroll to receive future proxy materials on-line, please go to www.computershare.com/us/ecomms

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Genpact Limited

Notice of 2010 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 6, 2010

Victor F. Guaglianone and Heather D. White, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Genpact Limited to be held on April 6, 2010 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Admission Ticket

Electronic Voting Instructions

You can vote by Internet!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may vote by Internet as detailed below

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR

Proxies submitted by the Internet must be received by 1.00 a.m. Eastern Time on April 6, 2010.

Vote by Internet

•	Log on to the Internet and go to www.envisionreports.com/G
•	Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors.	For	Withhold		For	Withhold		For	Withhold

	01 - Pramod Bhasin	☐	☐	02 - Rajat Kumar Gupta	☐	☐	03 - Charles E. Alexander	☐	☐

	04 - John W. Barter	☐	☐	05 - Steven A. Denning	☐	☐	06 - Mark F. Dzialga	☐	☐

	07 - Douglas M. Kaden	☐	☐	08 - Jagdish Khattar	☐	☐	09 - James C. Madden	☐	☐

	10 - Denis J. Nayden	☐	☐	11 - Robert G. Scott	☐	☐	12 - A. Michael Spence	☐	☐

2.	To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2010						For ☐	Against ☐	Abstain ☐

B  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.		☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as narne(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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